Exhibit 10.15

“Y Center” Commercial Center

Unprotected Lease Agreement

Entered into as of the 17th day of January 2017

By and between	Cash and Carry Food Services Ltd.

Private Company No. 51-167745-2

Located at 4 Arieh Regev St., POB 8147, Netanya

Tel: 03-6085777; Fax: 03-6085711

(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.

Private Company No. 51-387130-1

Located at 6 Arieh Regev St., POB 8385, Netanya

Tel: 077-2706661; Fax: 077-2706629

Email: olahav@outbrain.com

(Hereinafter, the "Lessee")

Of the second part;

WHEREAS, the Lessee wishes to lease the Leased Premises, as defined below, from the Lessor under an unprotected lease; and

WHEREAS, the Lessor agrees to lease the Leased Premises, as defined below, to the Lessee under an unprotected lease, all for such purpose and on such as terms set forth herein; and

WHEREAS, the parties wish to define and set forth in writing their rights and obligations in connection with the Leased Premises and the use thereof, all as specified hereinbelow;

NOW, THEREFORE, the parties stipulate and agree as follows:

1.	PREAMBLE

1.1.	The preamble and appendices hereto constitute an integral part hereof.

1.2.	The headings of the sections are for reference and convenience only and are not to be construed in interpreting the Agreement or for any other purpose.

1.3.	In case of conflict and/or inconsistency between the provisions of this Agreement and the provisions of any of the appendices hereto, the provisions of this Agreement shall prevail and the appendices shall be interpreted in accordance with the provisions of the Agreement.

2.	DEFINITIONS

The following terms shall have the meaning as set forth below:

“Management Fees”	Any payment the Lessee is required to pay to the Management Company in accordance with the Management Agreement.
“Rent”	As set forth in Section 8 below.
The “Architect" or "Engineer"	The party to be appointed or appointed from time to time by the Lessor as the architect and/or engineer for the Project or part thereof.
“Agreement”	This lease agreement and all the appendices hereto, including the management agreement and all its appendices.
"Parking Lots"	Covered and/or open parking areas located on the Property.
“Index”	The consumer price index including fruits and vegetables published by the Central Bureau of Statistics and Economic Research, or any official index that replaces it.
“Base Index”	As set forth in Appendix A.
“Known Index”	The last index known at the time of any actual payment, but no less than the Base Index.
“Leased Premises”

A unit in the Project as detailed in Appendix A and as marked on the plan in Appendix B, including a storage room and parking spaces (to the extent the Leased Premises includes a storage room and/or parking spaces).

A "storage room" shall be considered an area designated for storage adjacent and/or forming part of the Leased Premises, including an area designated as a protected space that has been approved for temporary use for storage purposes.

If the Leased Premises contain parking spaces - the provisions of Appendix I hereto shall apply to the relationship between the parties.

If the Leased Premises contain a storage room - the provisions of Appendix J hereto shall apply to the relationship between the parties.

The provisions of Appendices I and J, insofar as they apply to the parties’ relationship, are in addition to, and do not replace, the provisions of this Agreement.

“Property”	The property known as Block 7961, Parcel 74, in the (south) Netanya industrial area.
“Municipality”	Netanya Municipality.
“Management Agreement”	An agreement for the maintenance, management and operation of the Project by the management company, attached hereto as Appendix C.
“Project”	Anything built on the Property known as "Y Center" (formerly "Yachin Alexandra Center") and/or a name that will be chosen in its place.
"Linkage Differentials"	The amount obtained by multiplying the relevant amount by the difference between the Known Index and the Base Index, divided by the Base Index.
"Urban Master Plan"	Any urban building plan applying to the Property, and any plan modifying or it or any of its provisions insofar as it pertains to the Property.
“Bylaws”

The bylaws governing the Project’s activity procedures in the Project, attached hereto as Appendix D, including any modification and/or amendment made from time to time by the Lessor and/or the Management Company at their sole discretion.

“Management Company”

The corporation or person who is (or will be) appointed by the Lessor, including the Lessor itself, for the purpose of managing, operating and maintaining the Project, all as specified in Section 14 of this Agreement.

"Delivery Date"	The date on which possession of the Leased Premises is delivered to the Lessee and the lease term commences, as specified in Appendix A.
"Lease Purpose"	As defined in Appendix A and Section 7 of this Agreement.
“Lessor’s Representative”	The party so appointed by the Lessor from time to time as the Lessor’s representative/s.
“Leased Premises Renovation Work”	The work listed in Appendix E hereto, as well as additional work the Lessee wishes to perform on the Leased Premises, as specified in Section 11 below.
"Quarter"	Periods of three months each, commencing January 1, April 1, July 1 and October 1 of each calendar year.
“Lessees”	Including holders, or authorized persons.

“Leased Premises Area”	The estimated area of the Leased Premises is noted in Appendix A. The final area of the Leased Premises shall be determined in accordance with Section 3 below.
“Public Areas”

All areas within the bounds of the Property designated for use by visitors to the Project and/or its tenants, including parking lots, gardens, roofs, passageways, entrances and exits, sidewalks, service areas and rooms, technical areas such as electrical rooms, air conditioning and systems, loading, unloading and storage areas, elevators, stairs, stairwells, escalators, garbage rooms, garbage compactors, management company offices and protected spaces, all with the exception of those areas designated by the Lessor for lease and/or are actually leased.

“Lease Term”	The period commencing on the Delivery Date and ending on the date specified in Appendix A, including the Additional Lease Terms, as applicable.
"Additional Lease Term" or "Additional Lease Terms"	As defined in Appendix A. It is clarified that any additional lease term shall commence immediately after the conclusion of the preceding lease term, provided that under no circumstances shall the lease terms contemplated hereunder exceed twenty-four years and eleven months.

3.	LESSEE’S REPRESENTATIONS

The Lessee hereby represents and warrants as follows:

3.1.	It has seen and inspected the Leased Premises and its environs and has examined the Lessor’s plan, attached hereto as Appendix B, as well as the location of the Leased Premises within the Project; the possibility of obtaining the necessary licenses to operate its business on the Leased Premises. The Lessor has provided it with all relevant information regarding the Project and the Leased Premises, and the Lessee has examined all of the above in relation to its needs and purposes and agrees to lease the Leased Premises in as-is condition, all subject to the correctness of the Lessor’s representations and warranties, including the Lessor’s declaration of its intention to regularize the planning status of the Project in accordance with applicable law; as well as its undertaking to act to regularize the proprietary status and permitted uses of the Project, including in relation to the Lessor’s relationship with the Israel Land Authority.

3.2.	It has examined the Leased Premises and has found it to be commensurate with the area provided in Appendix A. The parties confirm that the Leased Premises Area is final and waive any claims against each other in connection therewith. For the avoidance of doubt, it is agreed that even if it is discovered (if at all) that the Leased Premises Area is not commensurate with the area specified in this Agreement, the parties' obligations under this Agreement shall remain in effect and will not be adjusted/ modified.

4.	THE CONTRACTUAL ENGAGEMENT

4.1.	Subject to the fulfillment of the Lessee’s obligations hereunder, the Lessor hereby undertakes to lease to the Lessee and the Lessee hereby undertakes to lease from the Lessor the Leased Premises, under an unprotected lease and solely for the Lease Purpose, on the terms set forth in this Agreement.

4.2.	A violation of this section shall be deemed to be a fundamental breach of this Agreement.

5.	Non-applicability of TENANT PROTECTION LAW

5.1.	It is explicitly agreed that the provisions of the Tenant Protection Law (Consolidated Version), 1972, and/or any other current or future tenant protection law and/or regulation and/or order replacing it and/or promulgated thereunder (hereinafter collectively in this section, the “Law”) will not apply with respect to the Leased Premises and/or this Agreement, and no law granting the Lessee the status of a protected tenant or the right to refrain from vacating the Leased Premises in such circumstances and/or at such times as the Lessee is so required by this Agreement and/or applicable law shall apply to the Leased Premises.

5.2.	The parties explicitly declare and confirm that the construction of the Leased Premises was completed after August 20, 1968, and that this lease is made on the explicit condition that the Law does not apply to the lease.

5.3.	The Lessee declares that it has not paid the Lessor in connection herewith any key money and/or other consideration that may be considered key money, and the Lessee and anyone on its behalf, including any of its individuals and/or shareholders and/or rights holders therein will not be protected tenants in the Leased Premises under applicable law, and it is precluded from raising any claims and/or disputes asserting its status as a protected tenant and/or any claim that it has rights beyond and/or in addition to the rights explicitly granted thereto under this Agreement.

5.4.	The Lessee explicitly declares that no investments made by it in the Leased Premises, if at all, will be regarded as key money. The Lessee hereby irrevocably declares and agrees that it will be precluded from asserting that such investments constitute key money or an alternative to key money and/or payment under Section 82 of the Law and/or any payment that grants and/or may grant it any rights in the Leased Premises in addition to those explicitly granted hereunder. In addition, the Lessee shall be precluded from demanding full and/or partial participation or reimbursement from the Lessor in connection with the aforementioned investments and/or from making any claim that is inconsistent with what is stated hereinabove. Notwithstanding the foregoing, nothing in this subsection shall derogate from the Lessor's undertakings to participate in payment for repairs and/or renovation work, as set forth in the renovation agreement between the parties.

5.5.	The parties explicitly declare that the parties did not intend to enter into a protected tenancy agreement in accordance with the law, and that this representation is a precondition for receiving the Lessor’s consent to contract with the Lessee in accordance with and under this agreement.

6.	LEASE TERM

6.1.	The Lessee may not shorten the Lease Term or terminate the Lease Agreement prior to the end of the Lease Term.

6.2.	At the conclusion of the Lease Term, the Lease Term shall be automatically extended for the Additional Lease Term, as it may be (three years or one year), as set forth in Appendix A, all unless the Lessee provides the Lessor with at least 120 days’ written notice prior to the end of the Lease Term of its desire not to extend the Lease Term for the Additional Lease Term (hereinafter, “Notice of Non-Exercise”). If no such Notice of Non-Exercise is given, the Lessee shall be deemed to have exercised the Additional Lease Term.

The Lessee shall provide the Lessor with the following documents/approvals as a condition for the Additional Lease Term to become effective:

6.2.1.	Quarterly post-dated checks and/or a valid bank debit order ("standing order") for the payment of the Base Rent and advanced payments of the management fees for the Additional Lease Term in the amount the Base Rent and advance payments of the management fees were determined to be during the Additional Lease Term, as stated hereinbelow, plus linkage differentials and VAT;

6.2.2.	Completion of the cash deposit amount as stated in Section 20.1.1 below;

6.2.3.	Certificate of insurance in accordance with this Agreement, including for the relevant Additional Lease Term.

The foregoing shall be no later than thirty days prior to the end of the Lease Term. In the event the Lessee fails to provide any of the foregoing by no later than 30 days before the end of the Lease Term, this shall be deemed a fundamental breach of the Agreement. For the avoidance of doubt, the foregoing will not preclude the Lessee from exercising its right to extend the Lease Term for an Additional Lease Term, except if it fails to remedy the breach and does not produce the documents required, as stated above, within 7 days of receiving written notice from the Lessor.

6.3.	Without derogating from the Lessee’s rights and remedies under this Agreement and applicable law, the Lessor may provide the Lessee written notice 30 days prior to the end of the Lease Term of the cancellation of the Additional Lease Term as set forth in Appendix A, if the following condition is met:

6.3.1.	The Lessee breaches any of its fundamental undertakings toward the Lessor and fails to remedy them within 7 days of receiving written notice;

6.4.	To the extent the Lease Term is so extended, all the provisions of this Agreement shall also apply to the relevant Additional Lease Term.

6.5.	Notwithstanding the provisions of Section 6.4, in each of the Additional Lease Terms the Base Rent shall be increased as follows: The Base Rent in the first quarter of the relevant Additional Lease Term shall be equal to that in the last quarter of the preceding Lease Term (including linkage differentials) plus the percentage provided in Appendix A.

6.6.	Notwithstanding anything stated in this Agreement and/or its appendices, the Lessor may early terminate the Lease Agreement upon 6 (six) months’ prior written notice if a lawful final and peremptory demand is issued by an authority which effectively precludes the use of the Leased Premises in accordance with the Lease Purpose. In such case, the Lessee will not have any claim and/or demand against the Lessor for the shortening of the Lease Term with the exception of the Lessee’s right to “eviction compensation" as defined below.

"Eviction compensation" - to the extent that the Lessor is required to shorten the Lease Term in the circumstances described in this subsection above, and after the Lessor has taken every measure to prevent the Lessee from being evicted from the Leased Premises, the Lessee shall be entitled to compensation for its investments in the Leased Premises as follows: The “renovation as a basis for the Lessor’s participation”; i.e. the amount of approved invoices up to a total of NIS 8 million, divided by the number of lease months in the Lease Term (including the Additional Lease Term, if exercised) and multiplied by the number of lease months that have not been utilized (including the number of months in the Additional Lease Term, if exercised) due to the Lessor's notice of the shortened Lease Term in the circumstances referred to in this subsection above.

The eviction compensation shall be paid to the Lessee on the actual date of vacating the Leased Premises and payment thereof will constitute full and final compensation for the damages incurred by the Lessee due to the Lessor’s notice of the shortened Lease Term, and the Lessee will not have any claim and/or demand pertaining to damage incurred by it as a result.

7.	Purpose of Lease

7.1.	The Lessee hereby leases the Leased Premises solely for the Lease Purpose as specified in Appendix A. The Lessee undertakes not to use and not to permit the use of the Leased Premises or any part thereof for any purpose other than those under the terms of this Agreement.

7.2.	Without derogating from the generality of the foregoing, the Lessee declares and acknowledges its awareness that operating the Leased Premises in a manner that modifies or deviates from the Lease Purpose, apart from constituting a fundamental breach of this Agreement, may also result in a breach of other lease agreements between the Lessor and other tenants in the Project. Therefore, the Lessor may, without prejudice to its right to any other remedy and/or relief, seek a (provisional and permanent) injunction enjoining the operation of all or part of the Leased Premises in deviation from the Lease Purpose.

7.3.	The Lessee declares that it has not been granted any exclusivity in connection with the Leased Premises and the business to be conducted thereon.

8.	rent

As of the Delivery Date and for the entire Lease Term, the Lessee shall pay the Lessor rent consisting of Base Rent plus linkage differentials as specified in this Section below.

The Rent shall be paid by authorization to debit the Lessee’s account in the form required by the Lessor, directly to the Lessor’s account whose details are specified in Appendix A and/or to any other account as the Lessor may instruct the Lessee in writing;

or

By furnishing the Lessor with quarterly checks post-dated to the first day of each quarter of the Lease Term, for the Base Rent amount.

The Lessee shall pay the Lessor linkage differentials at the beginning of each quarter in accordance with the increases in the index.

It is clarified that the Lessor may, by prior arrangement with the Lessee, modify the payment method from time to time, according to its needs.

It is hereby clarified that the aforementioned authorization and/or checks shall only be considered payment hereunder upon the actual payment in accordance with such authorization/checks.

8.1.	The Lessee shall pay the Base Rent in the quarterly amount set forth in Appendix A.

8.2.	Linkage differentials shall be added to the Base Rent. The linkage differentials shall be considered for all intents and purposes as part of the Base Rent.

8.3.	The Base Rent shall be paid in advance for each quarter of the Lease Term, on the first day of each quarter.

At the beginning of the Lease Term, the Lessee shall pay Base Rent for the first quarter of the Lease Term.

If the Lease Term commences in the middle of the quarter, the rent shall be paid for the first quarter as stated above, according to a calendar quarter. For example: if the Lease Term commences on March 1, 2017, the Lessee shall pay, at the beginning of the Lease Term, the Base Rent for the months of March and April only.

At the beginning of each Additional Lease Term, the Base Rent shall be increased as stated in Section 6.5 above.

9.	ADDITIONAL PAYMENTS

9.1.	During the entire Lease Term, the Lessee shall, in addition to all the payments applicable to it hereunder, bear payments applying and/or to apply under applicable law to a lessee or holder of leased properties, as distinct from those applicable to the owner, including property taxes, municipal taxes, electricity payments, water, licenses of any kind relating to the Leased Premises and/or the operation and/or possession thereof and so forth.

If such a periodic payment is imposed for an entire year, of which only part is within the Lease Term, the Lessee shall pay its prorated share of such payment, provided that the Lessee is required to make the above payment under applicable law. Such payments shall be made by the Lessee on the date of lawful payment thereof to the authorities.

9.2.	Without derogating from the generality of the foregoing, the Lessee shall bear the following payments:

9.2.1.	All payments for the supply of water, electricity (including a proportionate share for electricity to the air conditioning facilities - chillers), telephone, property tax, business tax, signage fee, and any other expense related to the use and operation of the Leased Premises.

To the extent that any of the above payments are based on an invoice relating to the entire Project and/or part thereof and/or a number of leased properties in the Project, the Lessee shall pay its share of the invoice pro rata to its share in the Project and/or the relevant part of the Project, as determined by the Lessor and/or Management Company.

9.2.2.	All payments due for the maintenance and management of the Project as specified in this Agreement and the Management Agreement.

9.3.	The Lessee shall bear all payments imposed on it hereunder from the commencement of the Lease Term until the end of the Lease Term.

9.4.	It is hereby stipulated and agreed that the Lessor and/or anyone on its behalf may, at their sole discretion, collect the property tax payments in respect of the public areas, including the public parking areas, directly from the Lessee and/or instruct the Lessee to pay property taxes for the public areas directly to the municipality as though the Lessee held shared possession of the public areas and/or instruct the Lessee to include the relevant prorated portion of the public areas in the notice to the municipality as stated in Section 9.5 below, and the Lessee shall sign any document required for the purpose of fulfilling its obligation and shall pay the property taxes as required on a pro rata basis, in the amount to be determined by and/or on behalf of the Lessor. It is clarified that the payment for the property tax, as stated above, does not and will under no circumstances constitute payment on account of the rent and/or the management fees, provided that the charge is made equally and uniformly for types of leased properties (such as commercial/office space) and based on the Lessee’s prorated share in the public areas. The Lessee shall have the right to check the charges imposed thereon and to appeal them in any legal manner it so chooses, including submitting an objection to the general director of property tax at the municipality. To the extent it is rejected by him, the Lessee may appeal his decision and the Lessor shall have no claim, demand and/or dispute against the Lessee in connection therewith.

9.5.	The Lessee undertakes to provide the municipality and other relevant bodies with written notice of the lease of the Leased Premises. Shortly after the commencement of the Lease, the Lessee undertakes to transfer in its name the water, telephone, electricity and municipality bills (to the extent requested by the Lessor), as well as any other bill relating to a payment payable by the Lessee. At the end of the Lease Term, the Lessee shall act together with the Lessor to transfer the bills again in the Lessor’s name (or in the name of the party so instructed by the Lessor).

9.6.	The Lessee undertakes to present the Lessor with all the receipts and/or confirmation of the payments specified in this Section above, subject to a written demand from the Lessor.

9.7.	The Lessee undertakes not to apply to the local authority for a discount on property tax payments applicable to the Leased Premises during the Lease Term, pursuant to Regulation 13 (Discount on Property Tax for Empty Property) of the State Economy Arrangements (Arnona Discount), 5753-1993 (or any other law or regulation that replace it) without the Lessor’s explicit prior written consent. In the event the Lessee applies to the local authority for a discount on such property tax payments in contravention of the foregoing, and is granted such a discount, the Lessor may, without prejudice to any other relief granted to it under this Agreement or applicable law, receive from the Lessee the discount amount plus linkage differentials and interest, upon its first demand and including after the end of the Lease Term,.

9.8.	The Lessor may pay for the Lessee any of the payments applicable to the Lessee, with the exception of property tax charges, after demanding that the Lessee make such payment and the Lessee has failed to do so within 14 days of the Lessor’s written demand. In the event the Lessor bears such payment, the Lessee shall be required to reimburse the Lessor for any such amount within 7 days of the Lessor’s first demand, plus annual interest of Prime + 6% together with linkage differentials. The linkage differentials and/or interest shall be calculated from the date of payment by the Lessor until their actual full reimbursement.

9.9.	Electricity

9.9.1.	The Lessee acknowledges its awareness that the Lessor owns the rights vis-à-vis the Israel Electric Corporation and any other party in all matters relating to the infrastructure providing electricity to the Project and the Leased Premises and that the rights are the sole property of the Lessor. The right granted to the Lessee hereunder is a temporary right of use for the Lease Term, as part of the services provided to the Lessee hereunder and subject to any other term and provision of this Agreement, including, in particular, the provisions of Appendix K hereto concerning electricity supply and maintenance provisions.

Payment for electrical services

9.9.2.	Without derogating from the provisions of Section 9.2.1 above, the Lessee acknowledges its awareness that the charge for the direct electricity consumption in the Leased Premises shall be based on a reading of a meter to be installed by the Lessor and at the Lessee’s expense. The type of meter shall be determined by the Lessor at its sole discretion. The Lessee shall also be charged a fixed monthly fee for the electricity supply services. The rate that the Lessee shall pay for electricity to the Leased Premises on the basis of the meter reading as well as the fixed charge shall be a LV TOU tariff as such tariff is determined from time to time by the Public Utility Authority - Electricity.

It is clarified that with respect to the central AC electricity consumption (electricity to the chillers), the Lessee shall be charged on the basis of its relative share in the Leased Premises in relation to the entire area of occupied leased properties connected to the central AC system.

9.9.3.	The Lessor may at any time, at its discretion, modify the method of charging for the central AC system (electricity to the chillers), including by installing power meters, provided that it gives the Lessee prior notice of its intention to do so. The Lessee undertakes to pay the Lessor, for the duration of the Lease Term, the aforementioned payments for the supply of electricity services and electricity consumption within 3 days of receiving a written demand, including an invoice.

9.9.4.	The Lessee is aware that a delay in payment of the electricity bill causes the Lessor damage since the Lessor cannot avoid paying the bill for electricity that is supplied to the entire complex in a centralized manner.

9.9.5.	A delay in the payment of the electricity bill shall be charged annual arrears interest at the rate of Prime + 8% from the intended payment date until actual payment.

9.9.6.	Termination of electrical services

Without derogating from the provisions of Section 24 below (Remedies and Relief) and any other provision of this Agreement, the parties stipulate and agree that in the event the Lessee fails to make the payments due for electricity consumption, the Lessor may disconnect the power supply to the Leased Premises, provided that it gives seven days’ notice prior to disconnecting the electricity, and provided that the Lessor has foreclosed on the deposit in full and the Lessee has not provided the Lessor with an alternate deposit within seven days of the Lessor’s demand. In the event of such a power disconnection, all costs, damages and losses incurred with respect to such power disconnection shall be the sole responsibility of the Lessee.

9.10.	Water Supply

9.10.1.	The Lessee acknowledges it awareness that the charge for water consumption shall be based on a reading of a meter to be installed by the Lessor on each floor of the Leased Premises and at the Lessee’s expense. The type of meter shall be determined by the Lessor at its sole discretion. The rate payable by the Lessee for water consumption in the Leased Premises on the basis of the reading of the floor meter shall be the rate quoted by the local authority’s water corporation, and in accordance with the reading of the meter on each floor.

9.10.2.	Disconnection of water supply

Without derogating from the provisions of Section 24 (Remedies and Relief) and any other provision of this Agreement, the parties stipulate and agree that in the event the Lessee fails to make the payments due from it to the Lessor hereunder, including, without limitation, for water consumption, the Lessor may disconnect the water supply to the Leased Premises subject to seven days’ notice prior to disconnecting the water, and provided that the Lessor has foreclosed on the deposit in full and the Lessee has not provided the Lessor with an alternate deposit within seven days of the Lessor’s demand. In the event of such a water disconnection, all costs, damages and losses incurred with respect to such disconnection shall be the sole responsibility of the Lessee.

10.	DELIVERY OF POSSESSION OF LEASED PREMISES

10.1.	The Lessee hereby undertakes to appear on the Leased Premises on the Delivery Date and to receive possession of the Leased Premises. It is agreed that the Lessee shall be considered for all intents and purposes as having appeared at the Leased Premises on the Delivery Date and shall be considered as of such time to be bound by all the undertakings and obligations under this Agreement, including the obligation to pay the rent.

10.2.	The Lessee undertakes to perform the following actions prior to delivery of possession (and on the dates specified):

10.2.1.	To provide the Lessor with the insurance certifications as set forth in Section 19 below.

10.2.2.	To provide the Lessor, upon execution of this Agreement, with the collateral as defined in Section 20 below.

10.2.3.	To pay the Lessor rent, all as set forth in Section 8.3 above.

10.2.4.	To provide the Lessor, upon execution of this Agreement, with checks for payment of the rent and/or account debit authorization as stated in Section 8 above.

10.3.	In the event the Lessee fails to meet any of the above conditions in a full and timely manner, it shall not be given possession of the Leased Premises and the Delivery Date shall be postponed to the date on which such actions are completed, all without derogating from any remedy and/or relief and/or right available to the Lessor and/or the Management Company and without derogating from the Lessee’s undertakings in connection with the commencement of the Lease Term. The Lessee shall examine the Leased Premises upon delivery. The Lessee declares that the delivery of the keys to the Leased Premises thereto on such date constitutes confirmation that it has seen all areas and details of the Leased Premises and has found them suitable for its needs. In addition, the Lessee shall sign a form on such date confirming delivery of possession of the Leased Premises.

11.	RENOVATION WORK ON LEASED PREMISES

11.1.	The Lessee may perform work on the Leased Premises as of the Delivery Date and subject to the Lessor’s prior approval of the renovation plans and the list of planners as stated in Appendix E.

11.2.	The Lessee shall commence the execution of the Lessee’s work in accordance with and subject to all the provisions below:

11.2.1.	The Leased Premises shall be delivered to the Lessee in as-is condition, unless otherwise agreed between the parties in advance and in writing in Appendix A;

11.2.2.	The Lessee confirms that even if it does not commence the Lessee’s work on the aforementioned date, all the obligations applying to it under this Agreement shall apply as of such time, including the obligation to pay management fees and the other payments imposed on it hereunder, as well as payment of rent as of the Delivery Date.

11.2.3.	Furnishing of insurance certificates for the Lease Term and for the purpose of performing the Lessee’s work, as set forth in the insurance appendix.

11.3.	Should the Lessee fail to comply with any of the above conditions in full, it shall not receive possession of the Leased Premises for the purpose of executing the Lessee’s work, without it being considered a default by the Lessor. The foregoing is without derogating from any remedy and/or relief and/or right available to the Lessor and/or the Management Company hereunder and/or under the Management Agreement and/or applicable law, and without derogating from the Lessee’s obligations in connection with the commencement of the Lease Term.

11.4.	As of the Delivery Date, the Lessee shall be solely responsible towards the Lessor and any third party for any damage caused to the Leased Premises, the Project, other leased properties in the Project, the Lessor, the Management Company and/or any third party, as a direct result of the performance of the Lessee’s work, provided that the Lessee has been given a reasonable opportunity to defend against any demand, dispute and/or claim and subject to its liability as defined in Section 18.3 below. Without derogating from the Lessee’s aforementioned undertaking, the Lessee shall insure it liability as stated in the insurance appendix.

11.5.	The Lessee shall make the Leased Premises ready for opening for business and shall carry out, at its own expense and responsibility, all the work and installations it is required to perform as specified in Appendix E; as well as any work and/or assembly and/or any other installation as shall be required for the purpose of opening the Lessee’s business on the Leased Premises.

For the avoidance of doubt, during the period between the Delivery Date and the opening of the Lessee’s business, all provisions of this Agreement relating to the Lease Term shall apply unless explicitly provided otherwise, including the provisions regarding the Lessee’s liability and the safety and other provisions.

11.6.	The Lessee undertakes to complete the execution of all of the Lessee’s work no later than the date specified in Appendix A.

11.7.	The Lessee shall perform all the renovation work on the Leased Premises in accordance with the Lease Purpose as defined herein, to a high standard.

11.8.	The Lessee shall be solely responsible for obtaining and maintaining the licenses and/or permits required by applicable law to perform the renovation work on the Leased Premises and subject to the performance of the work, as stated in Section 9 of the renovation agreement. Subject to the foregoing, the Lessor, for its part, undertakes to sign any document whose signature is required in order to obtain permits and/or licenses required by law to perform the Lessee’s work, as stated, and to cooperate fully with the Lessee for such purpose. Any delay in the performance of the Lessor’s undertakings under this Section shall accordingly defer the Lessee’s obligations under this Agreement as they related to and/or arise from the receipt of such permits and/or licenses.

11.9.	For the avoidance of doubt, it is clarified that whenever this Agreement requires or grants the Lessor the right to approve or check specifications, plans, materials, works, regulations, systems, operations and so forth, the Lessor’s approval or lack thereof does not impose any obligation or liability thereon or exempt the Lessee from any liability or obligation, whether towards the Lessor or in general, and all subject to the provisions of applicable law.

11.10.	In the event the Lessee carries out renovation work on the Leased Premises during the Lease Term, the provisions of this Section 11 and those of Appendix E of the Agreement shall apply, mutatis mutandis, and insofar as they are relevant.

In such case, it is agreed that in Section 11 above and Appendix E of the Agreement only, the following terms shall have the meaning as set forth below:

“Renovation Work” -	The renovation works;

“Delivery Date” -	The date of commencement of the work;

“Opening of Lessee’s Business" -	Opening of the part of the Leased Premises that was closed down due to the Renovation Work for businesses.

11.11.	The Lessee shall provide the Lessor, within 30 days of the date of completion of the work on the Leased Premises, as-made plans for work performed, updated for actual execution. The Lessee shall also provide the Lessor with copies of certificates verifying the integrity of systems it installed in the Leased Premises, including the approval of an air conditioning consultant and the approval of a fire consultant. To the extent that a material discrepancy is discovered between the work actually performed and the plans approved by the Lessor, the Lessor may require the Lessee to make modifications to the work. It is clarified in this respect that such right shall be available to the Lessor within 30 days of the time such as-made plans were so submitted to it.

12.	Performance of Work by Lessor

12.1.	The Lessor may, in its sole discretion, make any modification and/or addition to the Project and/or its plans, both prior to and after the commencement of the Lease Term, including but without derogating from the generality of the foregoing, the addition or reduction of space, the addition of levels or wings, transforming public areas into areas exclusively used by various users and vice versa, changing openings and passageways and changing the use of parts of the Project that are not within the Leased Premises, provided that the Lessee’s rights under this Agreement shall not be prejudiced and provided that material changes to the Building are made subject to a lawful building permit, to the extent required.

12.2.	The Lessee shall not be entitled to claim or demand any consideration and/or compensation for such modification or addition and it undertakes not to interfere or object to them for any reason, provided that the Lessee’s rights under this Agreement shall not be harmed. In addition, the Lessor shall act to minimize noise in order to enable the Lessee to conduct its business on the Leased Premises in accordance with the Lease Purpose.

12.3.	The Lessor may, without any need for the Lessee’s consent, transfer through the Project and/or the Leased Premises and install, alone or through a party on its behalf or through any other authority or body, all types of piping and/or systems and/or cables, whether or not they serve the Lessee and/or the Leased Premises and/or the Project, and the Lessee undertakes to allow the Lessor or anyone on its behalf entry into the Leased Premises for the purpose of performing such work, provided that the work is performed in such a manner as to minimize the disruption to the Lessee’s business as much as possible. Upon completion of the work on the Leased Premises, the Lessor shall restore the Leased Premises to its original condition and shall repair at its own responsibility and expense any damage caused to the Leased Premises during the performance of such work on the Leased Premises and/or its surroundings.

12.4.	The Lessee is aware that the Lessor may construct additional buildings on the Property for various uses, and it agrees that the Lessor may, at any stage, initiate and make changes in the Urban Master Plan and the plans for the Property, at its sole discretion or at the request of the authorities. The Lessee shall not have any claim with respect thereto and undertakes that it will not oppose any such change, provided that it shall not infringe on the Lessee’s rights under this Agreement.

12.5.	Subject to the foregoing, the Lessee waives any dispute and/or claim with respect to any noise, nuisance, disturbance, etc. that is caused to it as a result of the performance of the works as stated in Sections 12.1 to 12.3 above.

12.6.	The Tenant is aware that to the extent the work is performed as stated in Sections 12.1 to 12.4 above, and regardless of such work, there may be changes in the access routes to the Project and/or the Leased Premises and/or parking lots and exits therefrom, and the Lessee waives any claim and/or demand towards the Lessor and/or anyone on its behalf in this regard, provided that the Lessor shall make alternate and convenient access routes to the Leased Premises available.

13.	Activity on the Leased Premises and the Project

13.1.	The Lessee undertakes to ensure the cleanliness of the Leased Premises and its surroundings and to conduct its business exclusively within the Leased Premises. It further undertakes not to place objects, movables and debris outside the Leased Premises.

13.2.	The Lessee shall bear any fine or penalty imposed in connection with the conduct of the business and/or the use of the Leased Premises by the Lessee and/or its employees and/or agents and/or customers, whether imposed on the Lessor or Management Company or on the Lessee; if imposed on the Lessor and/or the Management Company, the Lessee undertakes to indemnify them immediately upon demand, provided that it has been given an adequate opportunity to defend against any demand.

14.	Project management

14.1.	The Lessor may cause a corporation to be appointed or established from time to time to manage the Project as the management company for the purposes of this Agreement, and it may manage it itself.

14.2.	Upon execution of this Agreement, the Lessee undertakes to sign the Management Agreement with the Management Company as well as the Management Company’s bylaws, attached hereto as Appendices C and D, respectively. For the avoidance of doubt, a breach by the Lessee of the Management Agreement and/or the bylaws shall also constitute a breach of this Agreement.

14.3.	The Lessee acknowledges its awareness that the Lessor may perform any action under this Agreement through the Management Company, including the collection of rent and any other payment, as well as instruct the Management Company to be the Lessor’s representative in connection with any matter under this Agreement.

14.4.	The Lessor reserves the right to bring about the establishment of the Management Company at any time in the future and to re-assume its powers, and so forth, and/or to replace it with another management company at the Lessor’s discretion.

14.5.	The Lessee may not, either on its own or jointly with others, establish a building maintenance committee [va’ad bayit] and/or any other body that will replace and/or participate in and/or take any part in the Project management activity.

15.	PARKING LOTS

15.1.	It is clarified that the parking lots are owned by the Lessor or it has the exclusive right to use them, and that the Lessor has the right to use the parking lot areas at its absolute and exclusive discretion, including allocating and/or designating certain areas in any manner, granting various rights, including easements in all or part of the parking lots for the benefit of the party so determined by the Lessor and for any period of time it so determines, and collecting separate payment from parties to whom such areas have been allocated. The Lessor shall further be entitled to enlarge the parking lots and/or add to and/or modify them, at its sole discretion and subject to applicable law. The Lessee shall not have any claim and/or dispute and/or demand with respect to the foregoing, provided that if an area of the parking lot is allocated for the exclusive use of a specific tenant, such area shall be deducted from the public parking area in connection with the property tax charge.

15.2.	The Lessor acknowledges its awareness that its mere status of a tenant does not per se grant it and/or its visitors and/or any party on its behalf the right to use the parking lots.

15.3.	The Lessor may, in its absolute discretion, decide from time to time to operate the parking lots or any part thereof as paid or free parking lots, alone or by means of the Management Company and/or through others, including leasing or renting them out to subcontractors for operation. It is agreed that the Lessor and/or the Management Company and/or the entity to operate the parking lots may determine procedures for use, operation, parking, entry and exit and operating hours of the parking lots, and may revise any of these from time to time. The collection of a fee for parking from visitors to the Project shall not derogate from the Lessee’s obligation to bear its prorated share of the property tax payments for the public parking lot.

The Lessee undertakes to implement, from time to time, any such determination and all the arrangements and procedures to be determined in this respect by the Lessor and/or the Management Company and/or the entity to operate the parking lots. The above provision constitutes a direct undertaking towards the Lessor and/or the Management Company /or any other entity that is to operate the parking lots from time to time, as the case may be.

16.	ADDITIONS AND MODIFICATIONS TO LEASED PREMISES

16.1.	The Lessee undertakes not to make any modification to the interior and/or exterior of the Leased Premises or add any addition or demolish any part of the Leased Premises and/or any of its facilities for any reason (including the demand of a competent authority), without the Lessor’s prior written consent. The Lessor may refuse such request on reasonable grounds only, which shall be provided in writing and furnished to the Lessee within 21 days of the date such request is sent by the Lessee.

16.2.	In any case where the Lessor authorizes the Lessee to make modifications and/or additions and/or demolitions to the Leased Premises, as aforementioned, such work shall be performed at the Lessee's expense and responsibility only, and the provisions of Section 11 above shall apply, mutatis mutandis, including, without limitation, the Lessee’s undertaking to furnish to the Lessor, prior to the performance of work under this Section and as a condition for the performance thereof, a certificate of insurance for the renovation work in the form attached hereto as Appendix F(1).

16.3.	Notwithstanding the foregoing, it is hereby clarified that interior work that does not involve a modification to the structure and/or façade and/or a material modification to infrastructure and do not require a permit such as (without limitation): installation of partitions and interior partitions, carpentry, shelving, furniture placement etc. will not be considered modifications and the Lessor’s consent will not be required. Such work shall not be considered part of the work contemplated under the renovation agreement and shall be performed by and at the expense of the Lessee and at its full responsibility. It is clarified that the foregoing does not derogate from the provisions of the renovation agreement and the Lessor’s participation in accordance therewith.

16.4.	It is clarified that the Lessor's aforementioned approval does not derogate from the Lessee’s responsibility to obtain all the permits and approvals required by applicable law to make such modifications and/or additions and/or demolitions, before the Lessee commences the execution thereof. Subject to the execution of the work as stated above, the Lessor, for its part, undertakes to assist the Lessee in everything necessary to comply with the requirements of the competent authorities, including signing any document and/or approval required for such purpose, provided that the foregoing shall not impose any obligations and/or payments on the Lessor apart from those applying to owners by law, subject to the Lessor’s prior approval of the work in accordance with this Agreement and/or the appendices hereto and/or it that it shall not prejudice any of the Lessor’s rights, and provided that no liability or undertaking towards the authorities is imposed on the Lessor in connection with compliance with the demands of the authorities, unless such responsibility or obligation is to be assumed by the owner under applicable law, subject to the Lessor’s prior approval of the work in accordance with this Agreement and/or its appendices.

17.	LICENSES AND PERMITS

17.1.	The Lessee declares that it is familiar with the conditions required in order to obtain any license and/or approval and/or permit required for the purpose of conducting its business on the Leased Premises, subject to the Lessor’s representations and warranties in this respect.

17.2.	The Lessee shall be solely responsible, at its own expense, for obtaining all the licenses and/or permits and/or approvals required by applicable law to conduct its business on the Leased Premises in accordance with the Lease Purpose, on the dates prescribed by law, and for renewing them annually and/or as necessary and keeping them valid for the entire Lease Term. The Lessee undertakes to conduct its business in accordance with the terms of any such license, permit and approval. The Lessor, for its part, undertakes to assist the Lessee in anything that is necessary to ensure compliance with the requirements of the competent authorities, as undertaken in Section 16.4 above.

17.3.	The Lessee shall be solely responsible for any offenses and/or violations of law committed within and/or in connection with the Leased Premises and/or in connection with the operation of the Lessee’s business on the Leased Premises, and it has the right to defend against any such claim.

17.4.	Nothing herein shall be construed as the Lessor’s permission for the Lessee to use the Leased Premises and/or conduct its business thereon without obtaining a license and/or permit and/or approval or in deviation therefrom.

17.5.	Subject to the fulfillment of the Lessor's undertakings under Section 17.2 above, the failure to obtain any license required by the Lessee to operate its business on the Leased Premises shall not release the Lessee from any of its undertakings hereunder.

18.	Liability and indemnification

18.1.	The Lessor and/or the Management Company and/or anyone on their behalf shall in no way be liable for any damage and/or harm caused to the Lessee and/or its business and/or property, including, without derogating from the generality of the foregoing, damage or harm caused as a result of the entry by the Lessor and/or Management Company or anyone acting on their behalf into the Leased Premises for any of the purposes specified in this Agreement (including the Management Agreement), unless damage and/or harm is caused to the Lessee and/or its business and/or property as a result of a malicious act by the Lessor and/or the Management Company.

The Lessee hereby waives any such claim, dispute against the Lessor and/or the Management Company.

18.2.	For the avoidance of doubt and without derogating from the provisions of Section 18.1 above, it is clarified that neither the Lessor nor the Management Company or anyone on their behalf shall bear responsibility and/or liability for bodily injury and/or property loss and/or damage of any kind to the Lessee and/or anyone on its behalf, including, without derogating from the generality of the foregoing, employees, agents, contractors, visitors and any other person located within the Leased Premises or another area possessed by the Lessee, unless such liability is imposed on the Lessor or the Management Company by law or if bodily injuries and/or loss and/or damage is caused to the property of the Lessee and/or anyone on its behalf as a result of a malicious act by the Lessor and/or the Management Company.

18.3.	The Lessee shall be liable by law for any loss and/or damage caused to the Leased Premises and/or the Project and/or their contents and/or to any person and/or corporation, including its employees and/or the Lessor and/or the Management Company and/or the visitors to the Project resulting from the management of its business on the Leased Premises and/or the possession and/or use of the Leased Premises and/or the renovation and/or from any other action by and/or on behalf of the Lessee.

18.4.	The Lessee undertakes to compensate and/or indemnify the Lessor and/or the Management Company for any customary damage and/or expense they may be required to pay or have paid in connection with any damage for which the Lessee is liable under applicable law and/or provisions of this Agreement, provided that the Lessee has been given a reasonable opportunity to defend itself and, in the case of a settlement, that the Lessee’s prior written consent has been given.

Provided that it has been given a reasonable opportunity to defend, the Lessee undertakes to compensate and/or indemnify the Lessor and/or the Management Company for any damage or expense actually incurred by them as a result of a civil or criminal claim filed against them, and due to the need to defend against such claim, to the extent such claim derives from the Lessee’s direct responsibility under applicable law and/or the Lessee’s non-compliance with this Agreement or breach of such obligations, including any claim for damage.

19.	insurance

19.1.	Subject to the provisions of the Agreement regarding authorization to perform work on the Leased Premises and to the extent any work is performed on the Leased Premises by or on behalf of the Lessee, at any time during the Lease Term, the Lessee shall be required to furnish the Lessor with the certificate of insurance for the Lessee’s works attached hereto and forming an integral part hereof, which is marked Appendix F(1) (hereinafter respectively, “Certificate of Insurance of Lessee’s Work” and “Lessee’s Work Insurance”), signed by an insurer that is a duly licensed and reputable insurance company. The furnishing of the Certificate of Insurance of Lessee’s Work is a precondition for performing any work on the Leased Premises, and the Lessor and Management Company shall have the right (but not the obligation) to prevent the Lessee from performing work on the Leased Premises if the Certificate of Insurance of Lessee’s Work is not furnished prior to the commencement of the work, as stated.

19.2.	Without derogating from the Lessee’s responsibility under this Agreement and/or law, the Lessee undertakes to take out and maintain for the duration of this Agreement the insurances specified in the insurance certificate attached hereto and forming and integral part hereof, marked Appendix F(2) (hereinafter respectively, "Certificate of Lessee’s Permanent Insurance" and "Lessee’s Permanent Insurances") with a lawfully licensed and reputable insurance company. It is clarified that the provisions of Section 19.9 below shall apply to this section.

19.3.	The Lessee undertakes, without the need for any demand from the Lessor and no later than the Delivery Date or prior to the date of bringing any property on to the Leased Premises (other than property included in the work insured under Section 19.1 above) - whichever comes first - to furnish the Lessor with the Certificate of Lessee’s Permanent Insurance, signed by an insurer that is a lawfully licensed and reputable insurance company. The Lessee acknowledges its awareness that the furnishing of the Certificate of Lessee’s Permanent Insurance is a precondition for receiving possession of the Leased Premises or bringing any property on to the Leased Premises (other than assets included in the work insured under Section 19.1 above), and the Lessor and Management Company shall have the right (but not the obligation) to prevent the Lessee from opening its business to the public and/or bringing property [on to the Leased Premise] in the event the certificate is not furnished prior to the date specified above.

19.4.	The Lessee has the right not to take out consequential loss insurance and/or property insurance, in whole or in part, as specified in Sections (1) and (4) of the Certificate of Lessee’s Permanent Insurance. However, the exemption specified in Section 19.7 below shall apply as if the insurance had been taken out in full.

19.5.	If the Lessee believes that it is necessary to procure additional or supplementary insurance to the Lessee’s Work Insurance or the Lessee’s Permanent Insurances, the Lessee undertakes to take out and maintain such additional or supplementary insurance. Any such additional or supplementary property insurance shall include a waiver of subrogation in favor of the Lessor, the Management Company and anyone on their behalf, and towards other tenants and right holders in the Project (hereinafter, “Other Rightholders”) whose property insurance or property clause of the contract works insurance taken out by them includes a waiver of subrogation towards the Lessee, provided that such exemption shall not apply in favor of a party who causes damage with malicious intent.

19.6.	The Lessee undertakes to update the insurance amounts with respect to the insurances taken out under Sections (1) and (4) of the Certificate of Lessee’s Permanent Insurances, from time to time and/or at the request of the Lessor, so as to represent, at all times, the full value of the subject of the insurance covered thereunder.

19.7.	The Lessee releases the Lessor, the Management Company and parties on their behalf, as well as the Other Rightholders whose lease agreements or any other agreement granting such Other Rightholders rights in the Project include an equivalent exemption releasing the Lessee from liability for damage with respect to which the Lessee has an indemnity right under the insurance policies the Lessee is to take out in accordance with Section (1) of the Certificate of Lessee’s Work Insurance, Sections (1) and (4) of the Certificate of Lessee’s Permanent Insurance and other property insurances as stated in Section 19.5 above (or with respect to which the Lessee would have had a right to indemnity if not for the deductibles specified in the policies). However, such exemption from liability shall not apply in favor of a person who caused damage with malicious intent.

19.8.	At the end of the term of the Lessee’s permanent insurances, the Lessee undertakes to deposit with the Lessor or Management Company the Certificate of Lessee’s Permanent Insurances pertaining to the extension of such insurance for an additional period. The Lessee undertakes to re-submit the Certificate of Lessee’s Permanent Insurances on the specified dates, every insurance period and as long as this Agreement is in effect.

19.9.	Whenever the Lessee’s insurer notifies the Lessor and/or the Management Company that any of the Lessee’s Permanent Insurances is about to be canceled and/or adversely modified, the Lessee undertakes to re-purchase the same insurance and furnish the Lessor with a new insurance certificate no later than the date of cancellation or adverse modification of such insurance.

19.10.	For the avoidance of doubt, it is clarified that the failure to furnish the insurance certificates in a timely manner shall not affect the Lessee’s undertakings under this Agreement, including, without derogating from the generality of the foregoing, any payment obligation applying to the Lessee. The Lessee undertakes to fulfill all of its undertakings under the Agreement including if it is precluded from performing work and/or receiving possession of the Leased Premises and/or bringing property into the Leased Premises and/or opening its business in the Leased Premises due to the failure to furnish the certificates in a timely manner.

19.11.	The Lessor and/or Management Company may (but are not required to) inspect the insurance certificates furnished by the Lessee, and the Lessee undertakes to make any change or amendment required in order to render such certificates compatible with the Lessee’s undertakings as provided in this Agreement. The Lessee declares that the Lessor’s and/or Management Company’s right to inspect the insurance certificates and to order the amendment thereof, as stated above, does not impose on the Lessor or the Management Company and/or anyone acting on their behalf any obligation and/or responsibility whatsoever with regard to such insurance certificates, and the nature, scope and validity of the insurances made in accordance with such certificates or the lack thereof, and the right of inspection does not derogate from any liability imposed on the Lessee under this Agreement and/or law.

19.12.	The Lessee undertakes to comply with the terms of the insurance policies taken out thereby, pay the premiums in a full and timely manner and ensure that the Lessee’s Permanent Insurances are renewed from time to time as necessary and are in effect for the entire Lease Term.

19.13.	The Lessee undertakes to comply with the reasonable safety procedures/directives published (if at all) from time to time by the Lessor or the Management Company.

19.14.	For the avoidance of doubt, it is hereby clarified that the limits of liability prescribed by the Insurance Certificates constitute a minimum requirement imposed on the Lessee, and do not derogate from any of the Lessee’s undertakings under this Agreement and/or applicable law, nor do they release the Lessee from its full liability under this Agreement and/or law. The Lessee shall not have any claim or demand against the Lessor and/or the Management Company and/or anyone acting on their behalf with respect to such limits of liability.

20.	Guarantees and collateral

20.1.	To ensure the fulfillment of all the Lessee’s obligations under this Agreement and the Agreement, the Lessee shall provide collateral as follows (hereinafter collectively, the "Collateral").

20.1.1.	Cash deposit in the amount of NIS 670,802 plus VAT.

Upon the exercise of the Additional Lease Term, the cash deposit will not be updated and shall remain a total of NIS 670,802 plus VAT as stated above.

When furnishing the deposit, the Lessee shall receive from the Lessor a receipt and an invoice for the deposit. The deposit shall be refunded after the end of the Lease Term, linked to the index and subject to compliance with all the terms of the Agreement. For the avoidance of doubt, it is clarified that the aforementioned deposit does not constitute payment with respect to 3 months' rent.

In the event the deposit and/or any part thereof is realized, after the Lessor sends 7 days’ prior written notice to the Lessee, the Lessee shall be required to complete the amount upon within 7 days of such foreclosure.

20.2.	After the end of the Lease Term and it having been proved that the Lessee has fulfilled all its undertakings hereunder, including its undertakings in connection with vacating the Leased Premises and its undertakings under the Management Agreement, the deposit shall be returned to the Lessee.

20.3.	It is clarified that the furnishing and/or foreclosure of the deposit does not constitute a waiver and/or violation of the Lessee’s undertakings hereunder and of any right of the Lessor and/or the Management Company under this Agreement and/or law.

20.4.	It is clarified that the Lessor and/or the Management Company may assign and/or transfer and/or encumber the collateral or any part thereof, subject to a third party being liable to the Lessee for all the Lessor’s undertakings hereunder.

20.5.	The Lessor shall be entitled to instruct the Lessee, at any time, to provide separate collateral to secure the Lessee undertakings under the Lease Agreement and separate collateral to secure the Lessee’s undertakings under the Management Agreement in lieu of the existing collateral, provided that the aggregate amount of the collateral required shall not exceed the aggregate amount of the existing collateral.

21.	Transfer of rights and liens

21.1.	The Lessee undertakes not to transfer and/or assign its rights hereunder, in whole or in part, to another or others in any manner; not to transfer the Leased Premises or any part thereof to another party; not to transfer possession or use of the Leased Premises or any part thereof to another party for or without consideration; and not to encumber or mortgage any of its rights hereunder, without the Lessor’s prior written consent and in accordance with the terms to be determined by the Lessor at its sole discretion.

21.2.	Without derogating from the provisions of this Section 21 above, it is agreed that in the event the Lessee transfers and/or assigns rights in the Leased Premises or any part thereof in any manner not approved by the Lessor in advance and in writing, the Lessor shall not be bound by such undertaking. A change in control of the Lessee shall not be deemed to be a transfer of rights in this respect.

21.3.	The Lessor and/or the Management Company may transfer and/or assign all or part of their rights and obligations hereunder, for any purpose at their sole discretion, provided that the Lessee’s rights under this Agreement shall not be infringed.

21.4.	The Lessee undertakes to cooperate with and sign any document requested by the Lessor and/or the Management Company for approval and/or execution as stated in this Section, and may not make such consent conditional. The Lessee hereby explicitly agrees to assume and abide by all the provisions of this Agreement towards any other party that will replace the Lessor and/or the Management Company, if at all, provided that the Lessee’s rights under this Agreement shall not be infringed.

21.5.	The Lessor and/or Management Company may, at any time and in their sole discretion, encumber and/or pledge their rights and obligations hereunder and/or the Property and/or the Project and/or any part thereof in favor of a financing entity, and may replace such lien and/or pledge with another lien and/or pledge, provided that the Lessee’s rights hereunder shall not be infringed, and the Lessee consents to the foregoing and waives any claim and/or demand in connection therewith.

By signing this Agreement, the Lessee gives its irrevocable consent to register the aforementioned lien and/or pledge and it may not object to it. Without derogating from the generality of the foregoing, the Lessee undertakes to sign any document it is so instructed by the Lessor in connection with the provisions of this Section 21.5, provided that its rights under this Section shall not be infringed.

21.6.	A breach of any of the provisions of this Section shall be deemed to be a fundamental breach of the Agreement.

22.	VACATING OF LEASED PREMISES

22.1.	Subject to the provisions of this Agreement, at the end of the Lease Term or the Additional Lease Term, if any, or upon the rescission or termination of this Agreement for any reason, whichever comes first and as applicable (hereinafter, the “Vacating Date"), all the Lessee’s rights in the Leased Premises shall expire, and the Lessee undertakes to vacate the Leased Premises and deliver possession thereof to the Lessor in clean and orderly condition, free of any person and object not belonging to the Lessor, subject to the provisions of Section 22 below.

22.2.	The Leased Premises shall be delivered to the Lessor after renovation in accordance with the plans presented to the Lessor prior to the renovation. To the extent it was subsequently renovated in accordance with this Agreement, in the condition it was in after such renovation.

22.3.	Without derogating from the Lessee's obligation to return the Leased Premises to the Lessor free of any person and object that do not belong to the Lessor as stated in Section 22.1 above, movables which do not belong to the Lessor hereunder and which remain in the Leased Premises after it is vacated by the Lessee (including vacating in the manner stated in Section 22.7.2 below), shall become the Lessor’s property upon vacating.

22.4.	The Lessee shall not be entitled, during or after the Lease Term, to any refund and/or payment from the Lessor and/or Management Company with respect to any facility and addition stated in Section 22.2 above and/or movables as stated in Section 22.3 above, and the Lessee shall be considered to have finally and irrevocably waived any claim and/or demand and/or right of ownership in relation to any such facility, addition and object.

22.5.	Two weeks prior to the Lessee’s delivery of the Leased Premises to the Lessor, the Lessor shall conduct an inspection of the Leased Premises by means of its representatives, in the presence of the Lessee's Representative. The Lessor shall prepare a list of repairs that the Lessee is required to perform under this Agreement, including repairs of damage and malfunctions relating to the process of restoring the Leased Premises to its condition after renovation, and excluding damage and wear and tear resulting from normal and reasonable use of the Leased Premises. The absence of the Lessee’s Representative will not detract from the validity of the inspection; but will not derogate from the Lessee’s right to raise claims regarding what is stated in the inspection documents.

To the extent the aforementioned repairs are not performed by the Lessee within 14 days of receiving the inspection report, the Lessor may repair the Leased Premises at the Lessee’s expense, and the provisions of Section 23.2 below shall apply. The length of time that will be required to carry out the repairs, as determined by an engineer on behalf of the Lessor, shall be deemed to be the period in which the Lessee was late in vacating the Leased Premises for all intents and purposes.

22.6.	It is clarified that the Lessor may, at any time, negotiate with third parties in connection with the Leased Premises regarding the period following the Lease Term or after the Additional Lease Term, to the extent it is exercised.

22.7.	In the event the Leased Premises are not vacated and returned to the Lessor’s possession on the Vacating Date in the manner specified in Section 22.1 above, the following provisions shall apply:

22.7.1.	The Lessee shall pay the Lessor liquidated damages in an amount equal to the rent for the last lease month, divided by 10 and together with linkage differentials, for each day between the Vacating Date and the actual vacating date, without derogating from its obligation to make all other payments applying to it under this Agreement with respect to such term. Nothing in the foregoing shall derogate from the Lessor’s right to any other remedy and/or higher compensation, including compensation which the Lessor may be required to pay an alternate lessee and it shall not infringe on any right of the Lessor, including its right to exercise the collateral and/or release the Lessee from its obligation to vacate the Leased Premises.

22.7.2.	Subject to receipt of a peremptory eviction order and after the Lessee has been given a reasonable opportunity to defend against any claim, the Lessor may, without derogating from its right to any other remedy, perform the following actions at any time it so determines, without prior notice to the Lessee:

22.7.2.1.	Enter the Leased Premises alone and/or by means of others, and vacate the Leased Premises of any movables that may be in it and store them wherever it deems appropriate, at the Lessee’s expense.

22.7.2.2.	Replace the locks to the Leased Premises and/or deny the Lessee and/or anyone on its behalf access to the Leased Premises and/or the Project, including parking lots, in any way it so determines, alone and/or by means of others, for the purposing of vacating the Leased Premises and reassuming possession in accordance with the Agreement.

The Lessor and/or anyone on its behalf may employ reasonable force, if necessary, in order to carry out the aforementioned actions.

22.7.3.	The Lessee waives any demand and/or claim in connection with the performance of the actions enumerated in this Section 22.7.2 above, including in connection with any damage that may be caused as a result of vacating the Leased Premises and/or removing the movables from the Leased Premises and/or the storage thereof. For the avoidance of doubt, the Lessee declares that payment and/or receipt of proper usage fees and/or payments in accordance with Section 22.4.1 above, shall not create a lease relationship between the parties with respect to the period following the Vacating Date.

22.8.	On or shortly after the Vacating Date, and subject to actual vacation of the Leased Premises in accordance with Section 22.1 above, a final settlement shall be made between the Lessor and the Lessee.

23.	DELAYS

23.1.	In the event the Lessee is late in paying any amount it is required to pay the Lessor and/or the Management Company hereunder, the Lessee shall pay the Lessor and/or the Management Company, as the case may be, annual interest at Prime + 6% (hereinafter, "Arrears Interest"), from the scheduled date of payment until actual payment, plus VAT. Notwithstanding the foregoing, in the event of a one-time delay that does not exceed 7 days in 12 calendar months, Arrears Interest shall only be paid after 7 days of delay.

23.2.	Whenever the Lessee is obliged under this Agreement to perform any action or make a payment, and the Lessee fails to perform such action or make such payment by the date specified in this Agreement and/or applicable law, and - in the absence of such a date - the date specified therefor in a written demand by the Lessor – the Lessor and/or Management Company and/or a party on their behalf may, but are not obligated to, perform the action or make payment in lieu of the Lessee. In such case, the Lessee shall be required to pay the Lessor and/or the Management Company, immediately upon their first demand, all the amounts and damages incurred by the Lessor and/or management company in the performance of such action or payment, plus 10% of such amounts with respect to general expenses and together with Arrears Interest, as defined above, on any amount in arrears, plus linkage differentials, as of the date on which the Lessor and/or Management Company incurred such expense until the actual date of full repayment by the Lessee. In the event a third party was paid interest and/or an arrears penalty due to the Lessee’s delay in payment, such interest and/or penalty shall be deemed part of the principal amount of the debt for which the Lessor is required to reimburse the Lessor and/or Management Company, as the case may be.

23.3.	In the event the Lessee is late in paying any amount it is required to pay to the Lessor and/or the Management Company in accordance with this Agreement, any amount paid by the Lessee shall be applied in the following order: towards payment of the expenses and/or attorney's fees; interest; linkage differentials; the principal amount.

23.4.	The Lessee is aware that any amount paid to the Lessor shall be applied towards paying the Lessee’s debts, if any, in accordance with the following order of preference: the amount shall first be applied towards the collateral, to the extent no collateral was deposited as required and/or it was cancelled and/or the collateral or any part thereof was foreclosed and/or to the extent required to adjust the collateral amount; followed by payment of the rent debt (for the main Leased Premises, the storage room and the parking space, if any); followed by payment of the management fee debt and the Lessee’s charges in respect of additional services provided by the Management Company and its share in payments related to the maintenance of the public areas; followed by debts for water consumption and finally for electricity consumption. For each of the foregoing, the payment shall first be applied to the earliest charges.

No notice by the Lessee that a certain payment has been made with respect to a certain charge shall have any validity.

23.5.	No payment of interest and/or compensation under this Section shall derogate from the right of the Lessor and/or Management Company to any other relief provided for in this Agreement or law.

24.	RELIEF AND REMEDIES

24.1.	It is agreed between the parties that a breach of Sections 4,6,7,8,9,13,16,18,19,20,21,22 of this Agreement and/or a breach of any of the sub-sections of these Sections shall be deemed a fundamental breach of this Agreement. A breach of any of the provisions of this Agreement which is not remedied within 14 days of the Lessee’s receipt of a written demand shall also be considered a fundamental breach.

24.2.	In the event any of the parties breaches a provision of this Agreement, the non-defaulting party shall be entitled to all the remedies provided for in the Contracts Law (Remedies for Breach of Contract), 5731-1970, without derogating from the provisions of this Agreement and/or applicable law.

24.3.	Subject to the provisions of Section 11.4 of the renovation agreement, the Lessee may not set off amounts it owes the Lessor and/or the Management Company against amounts due to it, if at all, from the Management Company and/or the Lessor.

24.4.	Without derogating from any other remedy and in addition to any right available to the Lessor under this Agreement and applicable law, the Lessor may terminate the Agreement in any of the following cases:

24.4.1.	The Lessee fundamentally breaches this Agreement or a provision hereof, subject to 7 days’ written notice as stated herein.

24.4.2.	The Lessee commits a non-fundamental breach of this Agreement or a provision hereof and fails to remedy such breach within 14 days of being demanded to do so.

24.4.3.	The Lessee repeatedly breaches this Agreement or a provision hereof, regardless of whether such repeated breach is a fundamental breach.

24.4.4.	A motion is filed with a competent court, with respect to the Lessee, for an order under Section 350 of the Companies Law, 5759-1999, for a creditor arrangement and/or stay of proceedings, or a motion is filed for the liquidation of the Lessee, to declare it bankrupt, to appoint a trustee, liquidator, temporary liquidator, preliminary liquidator, receiver of a substantial part of its assets, to stay proceedings with respect thereto or to impose an attachment on a substantial part of the Lessee’s assets and an order is issued pursuant to the motion or the motion is not vacated or set aside within 90 days of being filed with the court. The foregoing shall apply, mutatis mutandis, with respect to any of the individuals or guarantors of the Lessee; however, the Lessee may provide an alternate guarantor whose identity shall be agreed upon by the Lessor within 30 days of the occurrence of such event.

24.4.5.	The deposit is foreclosed upon in circumstances in which the Lessee, for reasons dependent on it, failed to complete the foreclosed amount within 7 days of the demand.

24.5.	In the event the Lessee has breached this Agreement in a manner that grants the Lessor the right to terminate the Agreement, then, without derogating from any remedy or right available to the Lessor under this Agreement and/or applicable law and without derogating from the Lessee's obligation to fulfill all its undertakings hereunder, subject to the issuance of a peremptory eviction order and after the Lessee has been given a reasonable opportunity to defend against any claim, the following provisions shall also apply:

24.5.1.	The Lessor may enter the Leased Premises, alone and/or by means of others, vacate the Leased Premises of any movables that may be in it and store them wherever it deems appropriate. The Lessor shall not be liable for any damage and/or loss and/or deficiency whatsoever that may be incurred and/or is incurred by the Lessee as a result of such actions, unless such damage was caused with malicious intent. The Lessee shall bear all the expenses of the Lessor that are incurred as a result of the aforementioned eviction actions, including fees for storing the contents of the Leased Premises and/or appropriate fees for use of the Lessor’s storage room for storage purposes.

24.5.2.	The Lessor may, alone and/or by means of others, replace the locks to the Leased Premises or deny the Lessee and/or anyone on its behalf access to the Leased Premises and/or the Project, including the parking lots, and/or take action in any manner it deems appropriate to vacate the Leased Premises and reassume possession thereof in accordance with the Agreement.

24.5.3.	The Lessor may immediately stop supplying the Lessee and/or the Leased Premises and/or instruct the Management Company to stop supplying the Lessee and/or the Leased Premises with electricity, water, communications, air conditioning or any other services at its sole discretion, without prior notice to the Lessee.

24.5.4.	For the purpose of carrying out the actions specified in Sections 24.5.1 through 24.5.3 above, the Lessor and/or anyone on its behalf may use reasonable force if necessary. The Lessee waives any demand and/or claim in connection with the performance of the actions enumerated in the Sections above, including in connection with any damage whatsoever caused as a result of vacating the Leased Premises and/or the removal of movables from the Leased Premises and/or the storage thereof.

24.5.5.	With respect to a breach by the Lessee of the Lease Agreement, which grants the Lessor the right to terminate the Agreement, the Lessee shall pay the Lessor and the Management Company liquidated damages equal to the rent and managements fees payable by the Lessee under this Agreement for the month preceding the breach, multiplied by 2, without the need to prove damage and without prejudice to the right of the Lessor and the Management Company to any other remedy and/or higher compensation and/or without infringing on any right of the Lessor and the Management Company, including their right to foreclose on the collateral.

For the avoidance of doubt, the Lessee declares that payments under Section 24.5.4 above shall not constitute proper usage fees and/or create a lease relationship between the parties with respect to any period after the vacation of the Leased Premises.

24.6.	A discount and/or benefit and/or grant and/or exemption from payment of rent and/or management fees for a certain time period ("grace period"), shall be contingent on the full and timely implementation of all the Lessee’s undertakings hereunder as well as on the performance of improvements to the Leased Premises in accordance with plans presented to the Lessor. In the event the Lessee breaches such undertakings and/or fails to fulfill them in a full and timely manner, any such benefit and/or grant and/or exemption shall be void, without derogating from all other relief and remedies available to the Lessor by law and/or this Agreement, provided that the Lessee is given 14 days’ prior written notice and fails to remedy such breach on the aforementioned date.

24.7.	The parties represent and warrant that a breach of the Agreement by a party due to force majeure shall not serve as a ground for termination of this Agreement, in whole or in part, and shall not serve as a ground for any claim against the other party. "Force Majeure" in this Agreement includes fire, natural disaster, strike, security emergency, stop work instructions and/or orders by the authorities, judicial decisions and/or any other reason beyond the influence and control of the Lessor and/or Management Company. Subject to the foregoing, the Lessee undertakes to pay the rent and other payments hereunder regardless of whether it is able to use the Leased Premises.

25.	General Provisions

25.1.	This Agreement (including the appendices hereto) constitutes and reflects the entire relationship, rights and obligations between the Lessor and/or the Management Company and the Lessee. Upon the execution of this Agreement, which constitutes the entire agreement between the parties, any oral or written contract and/or memorandum and/or agreement and/or statement and/or representation and/or promise and/or publication and/or previous drafts of this agreement given or made by the Lessor and/or the Management Company and/or anyone on their behalf shall be null and void, and the Lessor and/or Management Company shall not be liable for any of the foregoing.

25.2.	No modification and/or waiver and/or deviation from the provisions of this Agreement shall be valid unless made explicitly and in writing and duly signed by the parties to the Agreement.

25.3.	The failure of a party to exercise a right granted to it under this Agreement in particular case should not be considered a waiver of such right in that case and/or in a similar or dissimilar case and no conclusions should be drawn therefrom regarding a waiver of any right of such party.

25.4.	The Lessee may not condition the performance of any undertaking under this Agreement and/or the Management Agreement on the performance of any undertaking of the Lessor and/or the Management Company.

25.5.	By signing this Agreement, the Lessee gives its consent, despite not being obligated to do so, for its details to be included in a database of tenants managed by the Lessor and/or the Management Company and/or one of the subsidiaries and/or affiliates of the Lessor and/or the individuals of the Lessor, in accordance with the Privacy Protection Law, 5741-1981, for the purpose of managing the Project and all matters related thereto including mailing information and content to the Lessee, and providing the information to the Management Company and/or partners in the Project and/or suppliers who require the data for the purpose of work on the Project, the management of the Project and all matters related thereto.

25.6.	It is hereby agreed by the parties that the competent court in Tel Aviv-Jaffa shall have exclusive jurisdiction in all matters relating to and/or arising from this Agreement, including the implementation and termination hereof, and it shall be governed solely by the laws of the State of Israel.

25.7.	It is hereby agreed between the parties that the provisions of the Lease and Lending Law, 5731-1971, shall not apply to this Agreement with the exception of the provisions of the law which may not be made contingent.

25.8.	The Lessee may not at any time register a caveat note by virtue of its rights under this Agreement and/or register its rights hereunder with the Israel Land Registry.

25.9.	It is clarified that this Agreement and the negotiations conducted with respect hereto do not bind the Lessor as long as the Lessor’s authorized signatories have not signed the Agreement.

26.	ADDRESSES AND NOTICES

26.1.	The parties’ addresses for purposes of this Agreement, including for service of court process, are as designated in this Agreement, unless one party notifies the other in writing of a change thereto. After the commencement of the Lease Term and until the actual vacation of the Leased Premises, the Lessee shall have an additional address, which the address of the Leased Premises.

26.2.	Notices delivered by hand shall be deemed to have been received on the date of actual delivery; notices sent by registered mail shall be deemed to have been received within 72 hours of being posted for delivery.

26.3.	E-mail and/or fax notices with telephone confirmation and/or e-mail and/or other confirmation of receipt shall be deemed to have been received on the date of telephone and/or e-mail and/or other confirmation of receipt.

IN WITNESS WHEREOF the parties hereto have affixed their signatures at the time and place specified above:

(-) Cash and Carry Food Services Ltd.	(-) Ori Lahav; Ziv Kop Outbrain Israel Ltd. Company No. 513871301
Lessor	Lessee

By Messrs. Shai Reicher and Danny Akrov	By Messrs.

If the Lessee is a corporation:

I, the undersigned, Adv. Nir Cohen, License No. 48999, hereby certify that the Lessee is an active and existent company and that it has adopted all the resolutions necessary to enter into this agreement under its incorporation documents, and the above signatures are the signatures of Ziv Kop and Ori Lahav, who are authorized to bind the Lessee by their signature.

(-) Nir Cohen, Adv. License No. 48999

Appendix A

Special Terms Appendix (attached separately)

Appendix A

Special Terms Appendix

Entered into in Netanya as of the 17th of January 2017

By and between	Cash and Carry Food Services Ltd.
Private Company No. 51-167745-2
Located at 4 Arieh Regev St., POB 8147, Netanya
Tel: 03-6085777; Fax: 03-6085711
(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.
Private Company No. 51-387130-1
Located at 6 Arieh Regev St., POB 8385, Netanya
Tel: 077-2706661; Fax: 077-2706629
Email: olahav@outbrain.com
(Hereinafter, the "Lessee")

Of the second part;

GENERAL

The terms, definitions and all provisions of this Appendix shall be deemed an integral part of the main agreement, and are intended to complete and add to, and not detract from, the main agreement. However, in the event of a contradiction between the provisions of the main agreement and those of this Appendix, the provisions of this Appendix shall prevail. Terms not explicitly defined in this Appendix shall have the meaning ascribed to them in the main agreement.

It is agreed that the Lessee’s signature on this Appendix shall, for all intents and purposes, be deemed the Lessee’s signature on the main agreement and the remaining appendices. By signing this Appendix, the Lessee declares and affirms that it has read all the provisions of the main agreement and the appendices and agrees thereto, and it hereby waives any demand and/or argument in connection therewith.

Sections of Agreement

Section 2

“Base Rent”

-       A total of NIS 53 per gross square meter of the Building space, and a total of NIS 219,406 per month for the Building space; [according to the following calculation: 1,253 square meters X 3 floors + 27 square meters in the lobby + 156.6 square meters of lobby space (60% of the lobby space less the room in the lobby) X 105% (gross expense loading) – 4,139.73 square meters X NIS 53 per square meter – NIS 219,406 per month not including VAT].

If renovation work is performed on the Leased Premises, the Base Rent for the Building space shall be as set forth in the Renovation Agreement.

-       A total of NIS 670 per month for Storage Room A, as defined below. The management fees and electricity payments for Storage Room A are included in the aforementioned amount.

-       A total of NIS 670 per month for Storage Room B, as defined below. The management fees and electricity payments for Storage Room B are included in the aforementioned amount.

The above amounts (including as provided in the Renovation Agreement) shall be linked to the base index and lawful VAT shall be added thereon.

“Parking Fees” –

During the Lease Term and the Additional Lease Term, to the extent it exists, the Lessee shall be entitled to lease from the Lessor parking spaces on level -2 in the Building, in accordance with the following:

a.      For the first 120 parking spaces, the Lessee shall pay parking fees in the amount of NIS 250 per month per parking space;

b.      For 120 additional parking spaces (for parking spaces 121 to 240), the Lessee shall pay parking fees in the amount of NIS 275 per month per parking space;

c.      For 120 additional parking spaces (for parking spaces 241 to 360), the Lessee shall pay parking fees in the amount of NIS 300 per month per parking space;

For each additional parking space beyond 360 parking spaces, the Lessee shall pay parking fees at the rate that is customary at the time for the Project for office building lessees, less a 15% discount.

d.      The Lessee undertakes, in any event, to lease from the Lessor at least 200 parking spaces at any given time.

e.      The lease of additional parking spaces (beyond 200 parking spaces) shall be on an as-available basis and at the rates detailed in this Section above.

The aforementioned amounts shall be linked to the base index and lawful VAT shall be added thereon (hereinafter, “Parking Area”).

On weekends (Friday and Saturday) and Jewish holidays (holiday eves, but not including the Chol Hamoed intermediate festival days), the Lessor and/or the management company shall be entitled to permit all visitors to the Project to park in the Parking Area, in which case employees of the Lessee may park their cars for no fee in the level -2 parking lot of the Building, without any predefined parking space.

“Base Index” – the index for the month of November 2016 which was published on December 15, 2016.

“Leased Premises” – Levels 1, 2 and 5 of Building A in the Project (hereinabove and hereinafter, the “Building”), a room on the lobby level of the Building, 60% of the lobby space in the Building and two storage rooms on level -2 of the Building, all as marked in pink on the plans attached as Appendix B to the main agreement.

“Delivery Date” – the estimated date of delivery of possession and commencement of the Lease Term is March 1, 2017.

“Purpose of Lease” – the conduct of the Lessee’s hi-tech business, inter alia, in the field of content recommendation or any other field in which the Lessee may elect to engage, only. Storage Room A shall serve as a storeroom for items and equipment only. Storage Room B shall serve as a music room.

“Leased Premises Area” – the final Leased Premises area includes the following areas:

-       Level 1 of the Building measuring an area of 1,253 square meters.

-       Level 2 of the Building measuring an area of 1,253 square meters.

-       Level 5 of the Building measuring an area of 1,253 square meters.

-       A room measuring 27 square meters on the lobby level of the Building.

-       A part of the lobby measuring 156.6 square meters, which was made available to the Lessee (hereinabove and hereinafter collectively, the “Building”).

-       A storage room on level -2 of the Building, measuring an area of 19 square meters (hereinabove and hereinafter, “Storage Room A”).

-       A storage room on level -2, measuring an area of 13 square meters (hereinabove and hereinafter, “Storage Room B”).

5% shall be added to such final area with respect to the Lessee’s share of the public areas, which shall also be included in and deemed part of the Leased Premises Area, including for the purpose of calculating payment of the rent and management fees provided in the Agreement (the aforementioned final area together with the additional 5% shall be hereinabove and hereinafter collectively referred to as, the “Leased Premises Area”).

The Parking Area made available to the Lessee and/or a party on behalf of the Lessee does not constitute part of the Leased Premises and the Lessee shall have authorization [to use] such parking area only.

“Lease Term” – a period of 3 (three) years commencing March 1, 2017 and ending February 28, 2020.

“Additional Lease Term” – a period of 3 (three) years commencing immediately after the end of the Lease Term and ending February 28, 2023.

It is clarified that the lease terms are subject to the provisions of the Renovation Agreement, as defined below, to the extent exercised.

“Number of additional terms granted to the Lessee” – 1 (one).

In any event, the entire Lease Term under this Agreement shall not exceed 6 (six) years.

Notwithstanding the foregoing, in the event the Lessee renovates the Leased Premises as aforementioned and as set forth in the Renovation Agreement, the lease terms shall be for a period of 5 years commencing on March 1, 2017 and ending February 28, 2022, and the Additional Lease Term shall be for a period commencing March 1, 2022 and ending February 28, 2023.

Section 6.5

The rent during the Additional Lease Term shall be the rate in effect in the last month of the preceding lease term (including linkage differentials) plus 5%.

For the avoidance of doubt, in the event the Lessee renovates the Leased Premises as set forth and as detailed in the Renovation Agreement, and the Lease Term and Additional Lease Term are revised as set forth above, the rent addition during the Additional Lease Term shall apply as of the end of the fifth year of the Lease Term only.

Section 8	The Lessor’s account shall be as provided by the Lessor as necessary.
Section 10.4	The date of vacating of current lessee – February 28, 2017.
Section 20.1.1

The Lessee undertakes to furnish to the Lessor, as of the commencement of the Lease Term, a cash deposit in the amount of NIS 670,802 plus lawful VAT, to secure its undertakings under this Agreement.

For the avoidance of doubt, it is clarified that the aforementioned cash deposit amount will not be updated upon the exercise of the Additional Lease Term, and it shall remain a total of NIS 670,802 plus VAT, as set forth above.

Section 6.1 of the management agreement

Management fees amount –

-       A total of NIS 52,219 per month for the Leased Premises area; [according to the following calculation: 1,253 square meters X 3 floors + 27 square meters for a room in the lobby + 156.6 square meters of lobby space (60% of the lobby space less the room in the lobby) X 105% = 4,139.73 square meters X NIS 12.614 per square meter – NIS 52,219 per month, plus VAT]

The aforementioned amount shall be linked to the Base Index and lawful VAT shall be added thereon.

The management fees during the Additional Lease Term shall be the same rate as was in effect in the last month of the preceding lease term (including index differentials).

Section 6.3.1 of the management agreement:	The management company’s account is as shall be provided to the Lessor as necessary.

Section 3 of Appendix D:	The words: “Subject to the provisions of the Lease Agreement” shall be added at the beginning of the section.
Section 2.1 of Appendix E:	The words: “On reasonable grounds only” shall be added at the end of the section.

Section 2.6 of Appendix E:

The words “Shall conform to guidelines” shall replace "shall be new and of superior quality and conform to guidelines.”

The words "prior to installation" shall be deleted.

The words “electricity consulting” shall replace "the appropriate authorities.”

Section 2.8 of Appendix E:	The words “made by it and/or on its behalf” shall follow the words "defect and/or deficiency discovered in the work."
Section 2.10 of Appendix E:	Repealed.

Section 3 of Appendix E:	Repealed.

Section 4.1 of Appendix E:	The words "fire permit, as necessary" shall replace "fire permit."
Section 4.2 of Appendix E:

The words: "Subject to the provisions of Section 9 of the Renovation Agreement (in relation to the type of work that is prohibited) the Lessor, for its part, undertakes to assist the Lessee in all that is necessary for the purpose of complying with the requirements of the competent authorities, including signing any document and/or approval required for such purpose, provided that it does not impose any obligations and/or payments on the Lessor and/or infringe on any rights of the Lessor, and provided that the Lessor shall not be bound by any responsibility or obligation towards the authorities in connection with compliance with the authorities' requirements."

Section 5.1 of Appendix E:	The words “exterior signs” shall replace "interior and exterior signs.”

Section 5.2 of Appendix E:	The words "together with the plans for the renovation work on the Leased Premises” shall be replaced with: "and in any case prior to their installation."
Section 7.1 of Appendix E:

The following words shall be deleted: "The type of materials shall be determined in accordance with the Lessor's instructions. The final floor of the Leased Premises shall be on the level determined by the Lessor’s architect."

Section 7.3 of Appendix E:

The words: "the Lessee shall install” shall be replaced with: "The Lessee may install."

The words: “Approval of the Lessor’s structural engineer” shall be replaced with: “Approval of a structural engineer or the Israel Standards Institute.”

Section 8.3 of Appendix E:	The words: "And according to the amount specified in the demand” shall be followed by the words: “and upon presentation of proof of payment.”
Section 9.2 of Appendix E:	The words: "The Lessee shall submit for the Lessor’s approval lighting plans which conform to the lighting intensity determined by and/or on behalf of the Lessor."
Section 10.3 of Appendix E:	The words: "Provided that the Lessor has done all that is necessary to immediately remedy the aforementioned malfunction” shall be added at the end of the section.
Section 11.1 of Appendix E:	The electricity supply to the Leased Premises will be at the same lighting and power output as currently provided to the Leased Premises.
Section 11.2 of Appendix E:	Repealed.

Section 11.4 of Appendix E:	Shall be deleted and replaced with the words: “Upon completion of the renovation work, the Lessee shall ensure that the systems within the Leased Premises are connected to the central control and monitoring system of the Project.”

Section 11.5 of Appendix E:	The words: "By the Lessee in accordance with the Lessor’s instructions and at the Lessee’s expense" shall be replaced with: "At the Lessee’s expense.”

Section 12.1 of Appendix E:

The following words shall be deleted: “The connection to the central AC system shall be done through suppliers of the Lessor for the central AC system. The cost of the Lessor’s consultants and suppliers shall be borne by the Lessee.”

Section 12.2 of Appendix E:	The words: "The Lessor hereby authorizes re-use of the F&C units" shall be added at the end of the section.
Section 12.5 of Appendix E:	The words: "The AC system shall be fit for use by the date of opening the Leased Premises to the public” shall be deleted.
Section 12.6 of Appendix E:	Repealed.

Section 12.7 of Appendix E:	Shall be deleted and replaced with the words: "The Lessor shall operate one central AC unit 24 hours a day (24/7).”.
Section 12.9 of Appendix E:

Shall be deleted and replaced with: "The Lessee shall make the appropriate preparations in the AC system to be installed in the Leased Premises (including the installation of temperature sensors) up to the boundaries of the Leased Premises, and shall connect it to the central control system at the end of the renovation, at its expense.”

Section 13.3 of Appendix E:	Shall be deleted and replaced with: "The passageways and their location shall remain the same as on the date of execution hereof."
Section 15.1 of Appendix E:

The following words shall be deleted: "and through the Lessor’s supplier who installed the central control system.”

The following words shall be deleted: "Unless the Lessor decides to perform the [fire] sprinkler installation work on the Leased Premises on its own. In this case, the Lessee shall pay the Lessor the costs of installing such [fire] sprinklers in accordance with bills to be submitted to it by the Lessor.”

Section 17.4 of Appendix E:	The following words shall be deleted: “After opening the Leased Premises to the public.”

Appendix G:	Cancelled.

Appendix H:	Cancelled.

Section E of Appendix J:	The words "the Lessor may" shall be replaced with "each party may.” The words "by prior notice" shall be followed by "and in writing to the other party."

Section F of Appendix J:	Cancelled
Section 3.1.2 of Appendix K

The provisions of this section shall be replaced with the following: "The Lessee may file a demand and/or claim against the Israel Electric Corporation for non-supply and/or interruptions in electricity supply. The Lessee’s aforementioned right does not detract from its obligation to pay the electricity bill in a full and timely manner. The Lessee undertakes to indemnify the Lessor for any expense and damage incurred by it as a result of a claim for non-supply and/or disrupted supply of electricity that is filed against the Electric Corporation by an authorized party on behalf of the Lessee.”

Section 4.3 of Appendix K:

The words "and may refuse or consent to the request, subject to its professional discretion regarding the technical feasibility of such an expansion, and taking into account the needs of the Project at the time of the request and/or its future needs" shall be replaced with: “And may withhold consent to the Lessee’s request on reasonable grounds only, which shall be presented to the Lessee in writing within 14 days of such request."

Section 4.5 of Appendix K:	The words "within 7 days of the Lessor’s demand" shall be replaced with: "Within 14 days of receiving the Lessor’s demand."
Section 5.2 of Appendix K:	The words: "The engineer may demand" shall be followed by the words: "in writing." The words "within 10 days" shall be replaced with: "within 16 days."
Section 5.3 of Appendix K:	The following language shall be added at the end: "Provided that it has been given a reasonable opportunity to defend against any demand, dispute and/or claim."
Section 6.1 of Appendix K:

The following shall be added at the beginning of the section: "Upon prior coordination."

The words "at any reasonable time" shall be deleted.

The words "electricity services to the Leased Premises" shall be followed by: "provided that the aforementioned actions shall be carried out while minimizing the disruption to the Lessee as much as possible."

Section 6.2 of Appendix K:	The words "provided that the length of time of the power disruption to the Leased Premises is reasonable, given the type of work in the Leased Premises" shall be replaced with: "provided that it is done, as far as possible, after normal work hours on the Leased Premises."

The words "the Lessor shall, as far as possible, coordinate the power supply disruptions from the sources referred to above with the Lessee" shall be replaced with: "To the extent possible, the Lessor shall notify the Lessee 14 days in advance of the power disruptions from the sources referred to above."

Section 7.1 of Appendix K:	The following language shall be added at the end of the section: "Provided that such device, accessory and/or other equipment are permanent fixtures."

Section 8.1.1 of Appendix K:	The words "the Lessor shall make an effort" shall be replaced with: "The Lessor shall make every effort."

Section 9 of Appendix K:	The words "shall be within the Leased Area" shall be followed by: "within components installed by the Lessee."

The words "exclusively by means of professionals so instructed by the Lessor and/or by means of qualified professionals who have been approved by the Lessor in advance and in writing" shall be replaced with: "Exclusively by means of qualified and experienced professionals."

Special Terms

With the exception of the provisions below, no changes shall be made to the main agreement and its appendices (including Appendix A):

1.	Notwithstanding any provision in the Lease Agreement and/or the appendices thereto, the rent and management fees shall be quarterly payments. The Lessee shall pay the Lessor rent and management fees plus VAT for each quarter in advance, on the first day of each calendar quarter. If the payment day is not a business day (Saturday, a holiday and so forth), the payment shall be postponed to the first subsequent business day.

2.	Notwithstanding the provisions of the Agreement and/or its annexes, it is hereby clarified that the Lessor shall install separate water meters for each floor to measure water consumption in the Leased Premises Area.

3.	The Lessor shall enable the Lessee to perform renovation work on the Leased Premises Area at its own expense, to suit its needs, against the Lessor’s participation in the Lessee’s expenses for such purpose, in such manner and on such terms as detailed in the agreement executed between the parties, a copy of which is attached hereto as Appendix L (hereinafter, the “Renovation Agreement”), and subject to the provisions of Section 11 and Appendix E of the Lease Agreement.

4.	RIGHT OF FIRST REFUSAL

4.1.	In the event the Lessor’s lease with Cypress Semiconductors Ltd. (hereinafter, “Cypress”) is terminated during the Lessee’s Lease Term and/or the Additional Lease Term for any reason whatsoever and/or in the event the Lessor’s lease with Cypress is terminated with respect to only a portion of Cypress’s space, the Lessee shall have the right to lease, in addition to the Leased Premises Area, Cypress’s space which has been vacated completely (hereinafter, the “Additional Space”) under the terms of the Lease Agreement executed between the Lessor and the Lessee (hereinafter, “Right of First Refusal”), and the following provisions shall apply in this respect:

4.1.1.	Proximate to the date on which the Lessor becomes aware of the anticipated vacating of the Additional Space, as defined above, the Lessor shall send the Lessee a notice specifying the anticipated vacating date of the Additional Space.

4.1.2.	Within 45 days of the Lessor’s notice of the anticipated vacating of the Additional Space, the Lessee shall advise the Lessor in writing whether or not it is interested in exercising the Right of First Refusal with respect to the Additional Space.

4.1.3.	Should the Lessee so notify the Lessor in writing and within 45 days that it is interested in exercising its Right of First Refusal, the Additional Space shall be added to the Leased Premises Area pursuant to the Lease Agreement, for all intents and purposes, for a lease term commencing as of the date Cypress vacates the Additional Space and ending at the conclusion of the lease term provided in the Lease Agreement.

4.1.4.	It is explicitly clarified, and the Lessee agrees in advance, that if the Right of First Refusal is exercised, the Lessee shall receive the Additional Space in its then-current condition, and the Lessee shall not have any argument and/or claim against the Lessor in connection with the condition of the Additional Space, as aforementioned, with the exception of a latent defect and/or any defect or deficiency which the Lessor was to have repaired under applicable law and the Lease Agreement.

4.2.	In the event Outbrain exercises the Right of First Refusal:

4.2.1.	An amount of NIS 53 per gross square meter of the Additional Space shall be added to the monthly rent. During the Additional Lease Term, the rent for the Additional Space shall be the same rate in effect in the last month of the preceding lease term (including linkage differentials) plus 5%.

4.2.2.	An amount of NIS 12.614 per gross square meter of the Additional Space shall be added to the monthly management fees. During the Additional Lease Term, the management fees for the Additional Space shall be the same rate in effect in the last month of the preceding lease term (including linkage differentials).

The aforementioned amounts shall be linked to the Base Index and lawful VAT shall be added thereon.

4.2.3.	The provisions of the Renovation Agreement shall not apply to the Additional Space, with the exception of the provisions pertaining to the Lease Term and the rent during the Additional Lease Term.

5.	ALTERNATE LESSEE

Notwithstanding any other provision in the Lease Agreement, and provided that the majority of the Lessee’s Work is completed in accordance with the Renovation Agreement, as defined above, the Lessee may shorten the Lease Term, provided that the following cumulative conditions are satisfied:

a.	The Lessee provides the Lessor with written notice at least 3 (three) months in advance of its desire to shorten the Lease Term.

b.	The Lessee finds an alternate lessee to lease the Leased Premises for the Purpose of the Lease under this Agreement.

c.	The Lessor provides prior written approval of the alternate lease and the identity of the alternate lessee.

d.	When transferring the rights to the alternate lessee, the Lessee has no obligation to the Lessor which has become due.

e.	The Lessee shall sign a lease termination agreement in the form that is customary for the Lessor, and the alternate lessee shall enter into a lease agreement (including all appendices) with the Lessor, on the same terms as this Agreement, for the lease term remaining for the Lessee, and shall furnish the Lessor with all the securities required under this Agreement.

f.	The Lessor shall be entitled to demand additional reasonable securities/guarantees from the alternate lessee, in good faith and at its discretion.

g.	The Lessor shall not incur any expenses from the lease to the alternate lessee and/or from its contractual engagement therewith, with the exception of expenses pertaining to negotiations and the drafting of an agreement to be executed with the alternate lessee.

h.	The provisions of this Section (which grant a right to transfer the lease) shall not apply to the alternate lessee. In addition, it shall not have any right to early terminate and/or shorten the lease term, unless agreed otherwise with the alternate lessee.

6.	SUBLEASE

Notwithstanding any other provision of the Lease Agreement, the Lessee may lease part of the Leased Premises Area to a sublessee, provided that the following conditions are satisfied:

a.	The sublease shall be limited to 5 sublessees only.

b.	The Lessor approves the sublease and the identity of the sublessee in advance and in writing.

c.	The sublessee leases the subleased area for the Purpose of the Lease under this Agreement, and the sublessee’s payments to the Lessee in connection with the sublease shall not exceed the rent hereunder.

d.	The Lease Agreement and all the Lessee’s undertakings thereunder , including the undertaking to bear all the rent and management fees and any other payment provided in the Lease Agreement with respect to the entire Leased Premises, shall continue to apply including after the Lessor’s approval is given for the sublease.

e.	All the terms of the Lease Agreement, except if explicitly amended in this Appendix, shall apply to the Lessee and the sublessee for the entire duration of the lease term/s.

f.	The Lessee and the sublessee shall sign an undertaking in the form attached hereto as Appendix M.

g.	The Lessee and the sublessee shall be jointly and severally responsible for the fulfillment of all the sublessee’s undertakings as provided in Appendix M. It is clarified that any breach of the sublessee’s undertakings in Appendix M shall grant the Lessor all the remedies and/or rights available to it against the Lessee under this Agreement and/or law. Without derogating from the foregoing, it is clarified that in the event of any such breach, the Lessor may claim relief from the Lessee and/or the sublessee, at its discretion.

(-) Cash and Carry Food Services Ltd.	(-) Outbrain Israel Ltd. Company No. 51-387130-1
Lessor	Lessee

By Messrs. Shai Reicher and Danny Akrov	By Messrs.

If the Lessee is a corporation:

I, the undersigned, Adv. Nir Cohen, License No. 48999, hereby certify that the Lessee is an active and existent company and that it has adopted all the resolutions necessary to enter into this agreement under its incorporation documents, and the above signatures are the signatures of Ziv Kop and Ori Lahav, who are authorized to bind the Lessee by their signature.

(-) Nir Cohen, Adv. License No. 48999

Appendix B1

[drawing]

Appendix B2

[drawing]

Appendix B3

[drawing]

Appendix C

Agreement for the maintenance, management and operation of the Project

Payment for the services is as described under the Special Terms Appendix - Section 6.1 of the management agreement

Appendix D

The bylaws governing the Project’s activity procedures in the Project

Appendix E

Terms for performing renovation in the Leased Premises

Appendix F1

Insurance Approval – Lessee Work

Appendix F2

Insurance Approval – Lessee Permanent Policies

Appendix G

Form of Bank Guarantee

Appendix H

Personal Guarantee

Appendix I

Terms for parking spaces

Appendix J

Terms for storage room

Appendix K

Electricity Supply and Maintenance Provisions

Appendix L

Form of Sub Lessor Undertaking

Renovation Agreement

Entered into in Netanya as of January 17, 2017

By and between	Cash and Carry Food Services Ltd.
Private Company No. 51-167745-2
Located at 4 Arieh Regev St., POB 8147, Netanya
Tel: 03-6085777; Fax: 03-6085711
(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.
Private Company No. 51-387130-1
Located at 6 Arieh Regev St., POB 8385, Netanya
Tel: 077-2706661; Fax: 077-2706629
(Hereinafter, the "Lessee")

Of the second part;

WHEREAS, on January 17, 2017, the Lessor and Lessee entered into a lease agreement on the terms set forth therein (hereinafter respectively, the “Lease Agreement” or “Agreement”), under which the Lessee would lease from the Lessor areas in the building named A on 6 Arieh Regev Street in Netanya (hereinafter respectively, the “Leased Premises” and the “Building”), which comprises part of a project called “Y Center” (hereinafter, the “Project”) for the period commencing March 1, 2017; and

WHEREAS, the Lessee is interested in reaching an understanding with the Lessor whereby the Lessor would participate in the Lessee’s expenses in the event it performs renovation work on the Leased Premises area to suit its needs; and the Lessor agreed to such renovations and to participate in the expenses entailed in the renovation work in such manner and on such terms as set forth hereinbelow;

NOW, THEREFORE, the parties stipulate and agree as follows:

PREAMBLE AND APPENDICES

1.	The preamble hereto constitutes an integral part hereof and is as equally binding as the remaining provisions hereof, and the parties confirm the correctness of the statements herein.

2.	The headings of the sections are for reference and convenience only and are not to be construed in interpreting this Agreement.

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3.	All the terms appearing in this Agreement shall have the meaning ascribed to them in the Lease Agreement, unless explicitly stated otherwise.

PERFORMANCE OF WORK

4.	The Lessee shall be entitled to perform work on the area of the Leased Premises and/or any portion thereof, alone and/or by means of a party on its behalf, with the aim of improving the Leased Premises to adapt it to its needs (hereinafter, the “Work”). The Work shall be performed by the Lessee, under its responsibility and at its expense.

5.	The Work shall be performed in accordance with the provisions of Section 11 of the Lease Agreement and Appendix E of the Lease Agreement, and pursuant to this Agreement.

6.	The Work shall be performed in such manner as shall ensure, to the extent possible, that no unreasonable disruption is caused under the circumstances of the matter – and in view of the fact that reference is made to renovation and construction work – to the activity of tenants and visitors within the Building and the Project. The Work shall further be performed in coordination, to the extent possible, with the tenants of the Building with respect to work which may pose a substantial disruption, and with the Lessor in connection with the date of commencement of the Work and work hours, in compliance with the instructions of the Lessor and/or the management company and subject to any provision of the Agreement.

7.	The Lessee shall be solely responsible for complying with all the requirements of the law and/or regulations and/or requirements of competent authorities in connection with the Work and the performance thereof, and shall be responsible for obtaining the authorization required by law and/or this Agreement to perform the Work, to the extent required.

8.	Subject to the provisions of Section 9, the Lessor undertakes to assist the Lessee as necessary for the purpose of complying with the requirements of the competent authorities, including signing any document and/or approval so required, provided that doing so will not impose any obligations and/or payments on the Lessor and/or affect any of the Lessor’s rights, and provided that the Lessor shall have no responsibility or obligation towards the authorities in connection with the fulfillment of the authorities’ requirements, as aforementioned. Any delay in the performance of the Lessor’s undertakings under this section shall accordingly postpone the Lessee’s undertakings under this Agreement which pertain to and/or arise from the receipt of permits and/or licenses, as aforementioned. Subject to the provisions of this Section above, the Lessor shall sign all the approvals and/or documents required of it for the Work approved by it in accordance with this Agreement, within 14 days of the Lessee’s request.

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Subject to the provisions of Section 9 below, notwithstanding the provisions of this Agreement and the Lease Agreement, should the Lessee fail to obtain any license and/or permit required to perform the Work or in order to operate the Leased Premises in accordance with the purpose of the lease, for reasons beyond the Lessee’s control, the Lessee shall be entitled to terminate this Agreement and the Lease Agreement by appropriate written notice two months in advance, and the foregoing shall not be deemed a breach of the Agreement by the Lessee and it shall not be liable to any payment as a result.

9.	For the avoidance of doubt, it is clarified that the Lessee may not, in the framework of the Work, perform work which would affect the structure of the Building and/or any portion thereof and/or the facades and/or envelope of the Building and/or any of the Building’s foundations and/or the Project, and it may not perform work requiring a building permit by law.

10.	LIABILITY AND INSURANCE

10.1.	The Lessee shall be solely responsible for any damage that is caused to the Lessor and/or Cypress Semiconductors Ltd. and/or the Lessee and/or a third party in connection with the performance of the Work, to the extent caused, and the Lessee undertakes to indemnify the Lessor for any damage and/or claim and/or expense, to the expense incurred, in connection with the Work, provided that it gives the Lessee a reasonable opportunity to defend against any argument, demand and/or claim.

10.2.	Without derogating from the Lessee’s undertakings and responsibility under this Agreement and/or law, the liability and insurance provisions applying to the parties shall be in accordance with the provisions of Sections 18 and 19 of the Lease Agreement and the insurance appendix appended hereto as Appendix F.

LESSOR’S PARTICIPATION IN THE COST OF WORK

11.	The Lessor shall participate in the costs of the renovation. The Lessor’s participation in the renovation costs shall be subject to full compliance with the following terms:

11.1.	The renovation shall be made to the office space of the Leased Premises and/or a portion thereof, by floor division as described in this Agreement.

11.2.	The lease term provided in the Agreement shall be extended until February 28, 2022 (hereinafter, “Extended Lease Term”), on the terms provided in the Agreement with respect to the first lease term, including without any increase in rent, and the additional lease term granted to the Lessee shall be for one year (in lieu of three), exercisable in the manner and on the terms provided in the Agreement. The Lessee’s commitment to an Extended Lease Term of five years commencing March 1, 2017, constitutes a material condition to the Lessor’s consent to participate in the cost of the Work under this Agreement. The Lessee’s undertaking to extend the lease term shall apply with respect to the Leased Premises in their entirety, including if the renovation work is made with respect to only part of the Leased Premises.

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11.3.	The Lessor’s participation in the cost of the renovation shall not impose on the Lessor any additional responsibility beyond that provided in the Lease Agreement in connection with the performance and/or quality of the Work and/or the responsibility for the maintenance of any of the fixtures installed in the framework of the Work, other than as set forth in the letter of understanding dated January 9, 2017, attached hereto as Appendix A.

11.4.	Should the Lessor not participate in the renovation costs in circumstances in which the Lessee is entitled thereto under this Agreement, the Lessee may deduct and set off the renovation expenses from the rent to which the Lessor shall be entitled in connection with the Leased Premises, by way of set-off from the rent in the manner provided in this Agreement.

11.5.	The Lessor’s participation in the renovation costs shall apply exclusively to Work which encompasses fixed installations and under no circumstances shall it include expenses, to the extent incurred by the Lessee, in connection with furniture, communication systems, security systems and/or any addition or change which is not permanently affixed to the Building.

11.6.	The date of entitlement to a reduction in rent shall apply on the date on which the renovation work on an entire floor is completed, as follows:

11.6.1.	Upon completion of the Work on the floor, the Lessee shall send the Lessor a written notice of completion of the renovation work on the relevant floor (hereinafter, “Lessee’s Notice”). The notice shall include copies of invoices issued by the performing contractor for work performed on the floor and approved as provided in Section 13 below. A description of the Work with respect to which the invoice was issued shall be included with each invoice (hereinafter, “Contractor’s Document”).

11.6.2.	Within 7 days of receiving the Lessee’s notice, the Lessor shall examine by means of its representatives whether the Work detailed in the Contractor’s Document was indeed completed on the floor with respect to which the notice was issued. Should the Lessor fail to examine the Work on the floor within 7 days, it shall be deemed to have approved the Work on the floor and its participation in the expenses pertaining to such floor. Should the Lessor conduct an examination and find that the Work was not performed in accordance with the Contractor’s Document, it shall advise the Lessee of its demand to complete the Work (hereinafter, “Completion Demand”), without delaying the Lessor’s participation in the Lessee’s expenses for such floor, as set forth above (unless reference is made to a material inconsistency regarding which the Lessor provides written notice – hereinafter, “Notice of Material Defect”).

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To the extent the material defect is repaired, the Lessor shall participate in the Lessee’s expenses in renovating the relevant floor in the month following the repair of the defect, by retroactive payment as of the date of the Lessee’s notice of completion of the Work.

11.6.3.	The rent shall be reduced as of the date of completion of the Lessor’s examination, as set forth in Section 11.6.2 and/or on the date of repair of the material defect, insofar as any exists, whichever is later, for the period commencing as of the date of the Lessee’s notice of completion of work on the floor (hereinafter, the “Effective Date”).

11.6.4.	It is clarified that on the Effective Date, the difference between the rent paid by the Lessee to the Lessor as of the commencement of the lease and up to the Effective Date and the reduced rent for such period, as set forth in Section 16 below, shall be paid to the Lessee’s account whose details shall be provided to the Lessor, linked to the index as of the date of each payment to the Lessor and up to the date of payment thereof to the Lessee.

METHOD OF CALCULATING LESSOR’S PARTICIPATION IN COST OF WORK

12.	The Lessee shall furnish the Lessor with invoices to prove the cost borne by the Lessee in connection with the Work performed on the floor, in accordance with the Contractor’s Document.

13.	The invoices shall be signed by the Lessee and such signature shall be deemed official confirmation by the Lessee that the amount stipulated in the invoice has been/will actually be paid to the contractor and that the Work specified in the Contractor’s Document which is the subject of the invoice has been performed (hereinafter, “Approved Invoices”).

14.	For the avoidance of doubt, it is clarified that it is sufficient that the Lessee furnishes the Lessor with the invoices signed by the Lessee, as aforementioned, in order to require the Lessor to reimburse the Lessee for the expenses of the renovation to the floor, as undertaken by the Lessor, including if the payment to the contractor making the renovations to the Leased Premises on its behalf is spread into installments, and the Lessor may not consequently delay reimbursement of the expenses to the Lessee for the renovation of the floor.

15.	The amount of the Approved Invoices, up to an aggregate of NIS Two Million Five Hundred Thousand (or less), shall constitute the “renovation amount for the floor as a basis for Lessor’s participation.” It is clarified that in any case, the renovation amount for the floor as a basis for the Lessor’s participation, for the entire Leased Premises, shall not exceed NIS Seven Million Five Hundred Thousand, including if the cost of the renovation exceeds NIS Seven Million Five Hundred Thousand in actuality.

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16.	Subject to the issuance of the Lessee’s notice of completion of the renovation on the floor, as defined above, the rent to be borne by the Lessee shall be calculated as follows:

16.1.	To the extent the renovation amount for the floor as a basis for the Lessor’s participation totals NIS Two Million Five Hundred Thousand or more (pre-VAT), for each floor, the base rent per gross square meter of the Leased Premises shall be reduced by the amount of NIS 3.67 and shall be linked to the index as of the date of execution of this Agreement. A reduction for each renovated floor shall be cumulative to the reduction of rent for the preceding floor that had been renovated, such that the additional reduction shall be made to the previously reduced rent.

16.2.	To the extent the renovation amount for the floor as a basis for the Lessor’s participation totals less than NIS Two Million Five Hundred Thousand (pre-tax) , the base rent per gross square meter of the Leased Premises shall be reduced pro rata to the investment, in accordance with the following provisions:

The renovation amount for the floor as a basis for the Lessor’s participation, divided by 2,500,000 and multiplied by 3.67 (index-linked).

16.3.	To illustrate:

To the extent the renovation amount as a basis for the Lessor’s participation for the first renovated floor is NIS One Million, the quarterly reduced rent per square meter shall be calculated as follows:

NIS 53 (base rent without renovation)

Less

NIS 3.67 (the basic maximum discount on rent per square meter per month, for a floor renovation) multiplied by NIS One Million (the actual renovation amount per floor as a basis for the Lessor’s participation) divided by NIS Two Million Five Hundred Thousand.

In other words, the discount shall amount to NIS 1.468 per gross square meter of the Leased Premises per month, and the rent, as aforementioned, shall total NIS 51.532/square meter per month per quarter, and NIS 154.596/square meter per quarter].

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To the extent the renovation amount as a basis for the Lessor’s participation for the second renovated floor is NIS One Million, the quarterly reduced rent per square meter shall be calculated as follows:

NIS 51.532 (reduced rent after the renovation of the first floor for NIS One Million)

Less NIS 1.468/square meter of Leased Premises (gross) per month.

The rent in the aforementioned case shall amount to NIS 50.064/square meter per month per quarter, and a total of NIS 150.192/square meter per quarter.

The aforementioned amounts are before index-linkage and VAT.

16.4.	It is clarified that the reduced rent per gross square meter of the Leased Premises so calculated shall be final, including if the Lessee actually performed additional work after providing notice of completion of the work on the level. In any event, the rent per square meter (gross) of the Leased Premises shall not be less than NIS 42/square meter per month (linked to the index and with the addition of VAT).

17.	RENOVATION DATES

17.1.	The date of eligibility for a rent reduction shall apply with respect to an entire floor only, on the date on which the renovation work on such floor is completed.

17.2.	For the period ending June 30, 2018, the Lessee shall be entitled to exercise its right to the Lessor’s participation in the renovation costs for three floors. In the event not all three floors are renovated until June 30, 2018, as of July 1, 2018 and until March 31, 2019, the Lessee shall be entitled to exercise its right to the Lessor’s participation in renovation costs for one additional floor only, which is added to the floor or floors already renovated.

17.3.	It is clarified in this respect that the aforementioned renovation completion dates are a condition to the Lessor’s participation in the renovation costs for such floors and are final. Upon expiration of such dates, the Lessee shall lose its entitlement to the Lessor’s participation in the renovation costs with respect to such floors, and the Lessor shall not participate in such expenses including if actually expended.

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18.	SCOPE OF RENOVATION

18.1.	The parties agree that the renovation work shall be performed to at least two office floors of the Leased Premises.

18.2.	To the extent two floors are not renovated by March 31, 2019, i.e. the Lessee has not issued a notice of completion of renovations on the second floor by March 31, 2019, and the Lessor’s participation with respect to a single renovated floor has been provided by such date, the parties shall perform the following actions:

18.2.1.	The Lessee shall return to the Lessor the aggregate amounts which were deducted from the rent in accordance with this Agreement, together with index linkage as of the reduction date and up to the date of payment to the Lessor plus VAT, within 45 days, i.e. up to and no later than May 15, 2019, against presentation of a lawful invoice.

18.2.2.	The Extended Lease Term shall be cancelled (notwithstanding the provisions of Section 11.2 above) such that the definition of the lease term shall revert to the original definition (i.e. it shall end on February 28, 2020) and the additional lease term granted to the Lessee shall be 3 years.

18.3.	Upon performance of the foregoing, no party shall have any claim and/or argument against the other party in connection with the non-performance of the renovation work.

19.	TOTAL INVESTMENT IN RENOVATION

19.1.	In the event the amount of the Approved Invoices for the three floors totals NIS 7.5 million (or more), the rent shall be reduced to NIS 42 (linked to the index) per gross square meter of the Leased Premises (provided that the amount of the Approved Invoices exceeds NIS 2 million per floor).

19.2.	It is further agreed that should the amount of the Approved Invoices for the first two renovated floors exceed NIS 5 million (provided that the amount of the Approved Invoices exceeds NIS 2 million per floor), the rent shall be reduced to NIS 45.66 (linked to the index) per gross square meter of the Leased Premises area, and in this respect the provisions of Section 11.6.4 shall apply, mutatis mutandis.

GENERAL

20.	The parties’ addresses for purposes of this Agreement are as designated in the preamble hereto.

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21.	This Agreement constitutes the entire agreement between the parties with respect to the Work and the Lessor’s participation in the cost of the Work by way of a rent reduction, and no verbal or written promise, representation, undertaking and so forth not mentioned herein shall be of any force and effect.

IN WITNESS WHEREOF, the parties hereto affix their signature:

(-) Cash and Carry Food Services Ltd.	(-) Outbrain Israel Ltd.
Lessor	Lessee

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“Yachin Center” Commercial Center

Schedule A to Unprotected Lease Agreement

Entered into in Netanya as of the ______ of March 2020

By and between	Cash and Carry Food Services Ltd.

Private Company No. 51-167745-2

Located at 4 Arieh Regev St., POB 8147, Netanya

Tel: 03-6085777; Fax: 03-6085711

(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.

Private Company No. 51-387130-1

Located at 6 Arieh Regev St., POB 8385, Netanya

Email: olahav@outbrain.com

(Hereinafter, the "Lessee")

Of the second part;

WHEREAS, the Lessee has leased the Leased Premises, as defined in the original agreement, from the Lessor under the terms of the Lease Agreement and Renovation Agreement dated January 17, 2017 (the "Original Agreement" and the "Original Premises," respectively); and whereas the parties have since executed agreements modifying the terms of the Original Agreement; and whereas the Lease Term under the Original Agreement ends on February 28, 2020; and whereas the Lessee wishes to lease the Original Premises and additional space from the Lessor for an additional term as specified in this Schedule to the Agreement and on the commercial terms specified hereinbelow, which shall apply to the parties as of March 1, 2020; and

WHEREAS, the Lessor agrees to lease the Original Premises and additional space to the Lessee under an unprotected lease on the terms thereof; and

WHEREAS, the parties wish to define and set forth in writing their rights and obligations in connection with the Original Premises and additional space and the use thereof for an additional Lease Term, all as specified in this Schedule to the Original Agreement;

NOW, THEREFORE, the parties stipulate and agree as follows:

1.	The preamble and appendices hereto constitute an integral part hereof.

2.	The headings of the sections are for reference and convenience only and are not to be construed in interpreting this Schedule and/or the Original Agreement or for any other purpose.

3.	Appendix A (Special Terms Appendix) hereto shall replace Appendix A to the Original Agreement, which shall be void.

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4.	In case of conflict and/or inconsistency between the provisions of this Schedule and/or any of the appendices hereto and any of the provisions of the Original Agreement and/or its appendices, the provisions of this Schedule shall apply and prevail.

5.	The provisions of the Original Agreement and/or the provisions of any of the appendices to the Original Agreement that have not been explicitly amended within Appendix A to this Schedule shall apply to the parties in their original form, mutatis mutandis (i.e. references to Appendix A and/or Appendix B to the Original Agreement shall be construed as referring to Appendix A and/or Appendix B hereto, which shall replace them).

6.	By signing this Schedule, the Lessee confirms that it has no dispute and/or claim and/or demand against the Lessor in connection with the Lease Term ending on the date of execution of this Schedule.

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IN WITNESS WHEREOF, the parties hereto affix their signature at the time and place set forth above:

(-)
Lessor	Lessee
By Messrs. Dani Akrov and Shai Reicher	By Messr. _______

I, the undersigned, Ortal Ben Altabe, Atty., hereby certify that the Lessee is an existing and active corporation and that it has passed all the resolutions necessary to enter into this Agreement in accordance with its incorporation documents. The above signatures are the signatures of Dani Akrov and Shai Reicher, who are authorized to bind the Lessee by their signature.

(-)

Ortal Davra (Ben Altabe), Atty.

License No. 19424

4 Arieh Regev St., Netanya, Israel

I, the undersigned, ___________, Atty., hereby certify that the Lessee is an existing and active corporation and that it has passed all the resolutions necessary to enter into this Agreement in accordance with its incorporation documents. The above signatures are the signatures of ________________, who are authorized to bind the Lessee by their signature.

_______________________

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Appendix A

Special Terms Appendix to Schedule A to Lease Agreement dated January 17, 2017

Entered into in Netanya as of the _______day of March 2020

By and between	Cash and Carry Food Services Ltd.

Private Company No. 51-167745-2

Located at 4 Arieh Regev St., POB 8147, Netanya

Tel: 03-6085777; Fax: 03-6085711

(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.

Private Company No. 51-387130-1

Located at 6 Arieh Regev St., POB 8385, Netanya

Tel: 077-2706661; Fax: 077-2706629

Email: olahav@outbrain.com

(Hereinafter, the "Lessee")

Of the second part;

GENERAL

The terms, definitions and provisions of this Appendix shall be deemed an integral part of the main agreement, and are intended to complete and add to, and not detract from, the main agreement. However, in the event of a contradiction between the provisions of the main agreement and those of this Appendix, the provisions of this Appendix shall prevail. Terms not explicitly defined in this Appendix shall have the meaning ascribed to them in the main agreement.

It is agreed that the Lessee’s signature on this Appendix shall, for all intents and purposes, be deemed the Lessee’s signature on the main agreement and the remaining appendices. By signing this Appendix, the Lessee declares and affirms that it has read all the provisions of the main agreement and the appendices and agrees thereto, and it hereby waives any demand and/or argument in connection therewith.

It is further agreement that as of the date of execution of this Schedule and as a basic and fundamental condition to the parties’ execution of the Schedule to the Agreement, the Lessee and Lessor shall have no dispute, demand and/or claim against each other and/or any party on their behalf.

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Sections of Agreement

Definitions	In Section 2 of the Original Agreement, the definitions shall be modified as follows:

“Agreement”:	The lease agreement dated January 17, 2017, as amended herein.
“Leased Premises”

The provisions of the Agreement relating to the "Leased Premises" shall apply to any part of the Leased Premises during the relevant lease term in relation to that part of the Leased Premises as it may be at any given moment.

“Land”	Part of the land known as Block 7961, Parcel 74, in the (south) Netanya industrial area measuring an area of approximately 24 dunams (out of approximately 33 dunams of the parcel).
The following definitions shall also be added:
“Original Agreement”	The lease agreement and renovation agreement dated January 17, 2017, and the appendices thereto, including the management agreement inclusive of appendices.
“Schedule to Agreement” or “this Schedule”	This Schedule to the Original Agreement.
“Appendix A”/”Appendix B”

Wherever reference is made in the Original Agreement to “Appendix A” and/or “Appendix B” it shall mean Appendix A and/or Appendix B hereto. For the avoidance of doubt, the provisions of Appendix A to the Original Agreement shall be void and replaced with the provisions of Appendix A hereto.

“Original Base Index”	The November 2016 index published on December 15, 2016.
“Renovation Costs”

Renovation costs shall only be considered costs incurred by the Lessee, directly, with respect to permanent fixtures (such as flooring; lighting; walls, etc.) and will not include expenses, to the extent incurred by the Lessee, related to furniture, communication systems, security systems, insurance and consultants and/or any additions or alterations that are not permanently affixed to the Building and/or that are intended for dismantling and which the Lessee intends to dismantle at the end of the Lease Term, insofar as possible under the terms of the Original Agreement.

“Management Agreement”	Agreement for the maintenance, management and operation of the Project by the management company, attached as Appendix C to the Original Agreement.

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Section 2	"Base Index" - the December 2019 index to be published on January 15, 2020.

“Original Premises” -

Levels 1, 2 and 5 of Building A in the Project (hereinafter, the "Building"), a room on the lobby level of the Building, 60% of the lobby space in the Building and two storage rooms on level -2 of the Building, all as marked in pink on the plans attached as Appendix B1 hereto.

"Addition A to the Original Premises" -

Levels 3 and 4 of Building A in the Project and 40% of the lobby space in the Building (i.e. together with the Original Premises it will comprise the entire lobby space in the Building) as marked on the sample floor plan drawing Appendix B2 of the Schedule to the Agreement. The space included in this definition is leased, as of the date of execution of the Schedule, Agreement to Cypress Semiconductors Ltd." ("Cypress"). According to the agreement between Cypress and the Lessor, the lease term ends on February 28, 2023.

An area of approximately 500 sq. meters* that forms part of Addition A to the Original Premises, located on Level 4, shall hereinafter be referred to as "Area A1" as approximately marked on the plan in Appendix B2.

* An accurate measurement of Area A1 shall be taken by a certified surveyor on behalf of the Lessor and at its full expense a reasonable time prior to delivery of possession of Area A1 to the Lessee, and only after the Lessee installs partition walls to divide the area between the Lessee and Cypress. Until such time as the walls are installed and the measurements are taken, the rent shall be paid by the Lessee in accordance with the space to be agreed upon between Cypress and the Lessee. To the extent necessary, the rent and management fees shall be adjusted retroactively in accordance with the measurement results. Nothing in the foregoing shall derogate from the Lessee’s obligation to obtain the Lessor’s prior approval for the partition work it wishes to perform pursuant to the Lease Agreement, in relation to the Lessee’s work.

"Addition B to Original Premises" -

Level 5 of Building B of the Project as marked on the plan in Appendix B3 hereto, which is leased, as of the date of execution hereof, to Henkel Soad Ltd. ("Henkel"). According to the agreement between Henkel and the Lessor, the lease term ends on April 30, 2021.

"Delivery Date" –

In relation to the Original Premises - possession thereof has been delivered to the Lessee. The effective date of the lease term for purposes of applying this Schedule to the Original Premises is March 1, 2020.

In relation to Addition A to the Original Premises - the date of delivery of possession and the effective date of the lease term is March 1, 2023, subject to the exercise of the option given to the Lessee to lease Addition A to the Original Premises.

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Notwithstanding the foregoing, it is agreed that if and to the extent that Cypress and the Lessor agree on a date for early vacation of Area A1, i.e. prior to March 1, 2023, the Lessor shall give the Lessee proper prior written notice thereof, giving the Lessee a non-binding option to lease Area A1 at such earlier date (hereinafter, the "Area A1 Early Option").

The Lessee is aware in this regard that Cypress has the right to sublet space within Area A, including Area A1, and that Cypress may elect to rent out its space (for the period up to March 1, 2023) to any third party that is not the Lessee. In the event that the Lessee and Cypress notify the Lessor in writing that they have reached agreements regarding the lease of Area A1, as aforementioned, the terms of the Original Premises shall apply to Area 1A with respect to the rent, lease term and rent discounts as set forth hereinbelow, including with respect to the loading rate of common areas (with the exception of the fact that the renovation of Area A1will not be deemed a floor renovation).

In relation to Addition B to the Original Premises - the estimated date of delivery to the Lessee and effective date of the lease term is May 1, 2021, subject to the exercise of the Lessee’s option to lease Addition B to the Original Premises.

Notwithstanding the foregoing, in relation to Addition A to the Leased Premises and Addition B to the Leased Premises, the Lessor may postpone the delivery date only in circumstances where Henkel or Cypress violate their obligations to vacate the Leased Premises on the date on which the relevant lease term has ended under the agreement between them and the Lessor. In this respect, the Lessor declares that subject to exercise of the Lessee’s option up to the effective date specified in this Agreement, the termination date of Henkel’s or Cypress’s lease term has not and will not be changed by the Lessor. In such circumstances and subject to the Lessee’s exercise of the option to lease each space, the Lessor shall take all necessary steps, including diligently and resolutely employing all legal means available to it to vacate Henkel or Cypress from the space they lease, as soon as possible.

Should the Lessee fail to vacate the entire space held by Cypress or Henkel within 90 days of the relevant date of delivery of each space, as applicable (Addition A to the Original Premises and Addition B to the Original Premises, respectively) (hereinafter, "Vacation Period”) the Lessee may revoke the option exercise notice(s) issued by it with respect to such space. The Lessee shall waive any relief and/or remedy and/or claim available to it in the aforementioned circumstances, solely provided that the Lessor shall have initiated an eviction process against Cypress and/or Henkel by instituting legal proceedings during the Vacation Period. The Lessee shall not be entitled to any additional relief as a result.

“Lease Purpose"- the conduct of the Lessee’s hi-tech business, inter alia in the field of content recommendation or any other field in which the Lessee may elect to engage, only. Storage Room A shall serve a storeroom for items and equipment only. Storage Room B shall serve as a music room or for any other use for the benefit of the Lessee’s employees and/or anyone on its behalf.

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"Original Premises" - includes the following areas:

1.	Level 1 of Building A measuring an area of 1,253 sq. meters.

2.	Level 2 of Building A measuring an area of 1,253 sq. meters.

3.	Level 5 of Building A measuring an area of 1,253 sq. meters.

4.	A room measuring 27 sq. meters on the lobby level of Building A.

5.	A part of the lobby in Building A measuring 156.6 sq. meters, which was made available to the Lessee (and constituting 60% of the lobby space).

6.	A storage room on level -2 of the Building, measuring an area of 19 sq. meters (hereinabove and hereinafter, "Storage Room A").

7.	A storage room on level -2 measuring an area of 13 sq. meters (hereinabove and hereinafter, "Storage Room B").

5% shall be added to the area of the Original Premises, as stated above, with respect to the Lessee's share of the public areas, which shall also be included in and deemed part of the Leased Premises Area, including for the purpose of calculating payment of the rent and management fees provided in the Agreement (the aforementioned final area together with the additional 5% to the Original Premises space shall be hereinabove and hereinafter collectively referred to as, the "Original Leased Area").

"Addition A to the Original Premises Area" – the area of Addition A to the Leased Premises includes the following areas:

1.	Level 3 of Building A measuring an area of 1,253 sq. meters.

2.	Level 4 of Building A measuring an area of 1,253 sq. meters.

3.	A part of the lobby in Building A measuring 104.4 sq. meters, which was made available to the Lessee (and constitutes 40% of the lobby space).

To the extent that the Lessee has leased Area A1 in accordance with the provisions of this Schedule above, the area of additional Area A shall be as stated above less Area A1, as determined by a measurement to be taken prior to delivery of possession thereof to the Lessee.

The Lessee may exercise the option to lease Addition A to the Original Leased Area in full only, for a lease term that shall commence on March 1, 2023.

10% shall be added to the area of Addition A to the Original Lease Area, as it may be, with respect to the Lessee’s share of the public areas, which shall also be included in and deemed part of the Leased Area, for the purpose of calculating payment of the rent and management fees provided in the Agreement (the aforementioned final area together with the aforementioned addition shall be hereinabove and hereinafter collectively be referred to as, "Addition A to Original Premises").

"Addition B to Leased Premises" – The area of Addition B to the Leased Area constitutes Level 5 of Building B, measuring an area of 1,219 sq. meters.

10% shall be added to the area of Addition B to the Leased Area and/or any part thereof to be leased as stated, with respect to the Lessee’s share of the public areas, which shall also be included in and deemed part of the Leased Area, for the purpose of calculating payment of the rent and management fees provided in the Agreement (the aforementioned final area together with the aforementioned additions shall hereinabove and hereinafter be collectively referred to as “Area of Addition B to Leased Area").

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"Lease Term for Original Leased Area" - a period of 3 (three) years commencing March 1, 2020 and ending February 28, 2023.

"Lease Term for Area A1" – shall commence on the date of delivery of Area A1 to the Lessee as agreed between the Lessee and Cypress, and ending on the date of termination of the lease for the Original Leased Area; i.e. February 28, 2023.

"Lease Term for Addition A to Original Leased Area" - a period of 3 (three) years commencing March 1, 2023 and ending February 28, 2026.

"Lease Term for Addition B to Original Leased Area" - a period of 3 (three) years commencing May 1, 2021 and ending April 30, 2024.

"Additional Lease Term" - in relation to each part of the Leased Premises as defined above, as specified below:

"Lease Terms for Original Leased Area (whether or not including Area A1)"

Two lease terms of 3 (three) years each, commencing immediately after the end of the preceding lease term (the first term commences March 1, 2023 and ends February 28, 2026; the second commences March 1, 2026 and ends February 28, 2029).

“Lease Term for Addition A to Original Leased Area”

A single period of 3 (three) years commencing immediately after the end of the lease term (commencing March 1, 2026 and ending February 28, 2029).

“Lease Terms for Addition B to Original Leased Area”

The first two lease terms of 3 (three) years commencing immediately after the end of the preceding lease term (commencing May 1, 2024 and ending April 30, 2027); the second is for one year and ten months (commencing May 1, 2027 and ending February 28, 2029).

Notwithstanding the foregoing and subject to the Lessee’s exercise of an option for an additional lease term of the Original Leased Area, the Lessee may, to the extent it has leased Addition B to the Original Leased Area (currently occupied by Henkel), shorten the additional lease term in relation to Addition B to the Original Leased Area to the date on which the additional lease term for the Original Leased Areas ends; i.e. February 28, 2026 (instead of April 30, 2027), subject to nine months' prior notice to the Lessor (no later than June 1, 2025). In the event that no timely notice is given, the lease term shall end at the scheduled time (April 30, 2027).

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In relation to all parts of the Leased Premises (as they may be at the time of exercising the option) – an additional lease term may be exercised in relation to the Leased Area whose lease term has ended in its entirety (for example, if the lease term for Addition B to the Leased Area has ended, an additional lease term may be exercised for the entire area of Addition B to the Leased Area; if the lease term has ended for the Original Leased Area, the additional lease term shall be exercised in relation to the entire area thereto. To the extent it included Area A1, the exercise notice shall also apply with respect to Area A1 and the Lessee may not extend the lease term in relation to the Original Leased Area without Area A1).

"Number of Additional Lease Terms Granted to Lessee" in relation to each part of the Leased Premises:

For the Original Leased Area (with or without Area A1) - 2.

"For Addition A to the Original Leased Area" - 1.

"For Addition B to the Original Leased Area" - 2.

In any event, the entire lease term under this Agreement for each part of the Leased Premises shall not exceed 9 (nine) years, except as provided otherwise by agreement between the parties and, inter alia, in relation to Addition B to the Original Leased Area.

Section 6.1.	The words "in relation to each part of the Leased Premises " shall be added at the beginning of the section.

Section 6.2	The words “in relation to each part of the Leased Premises" shall be added at the beginning of the section;

The words "120 days" shall be replaced by "270 days (9 months)."

Section 6.5	The rent during the additional lease term, in relation to each part of the Leased Premises, shall be the rate in effect in the last month of the preceding lease term in relation to such leased part (including linkage differentials and discounts, to the extent the Lessee was entitled to a discount under this Schedule), plus 5%.

Section 6.6.	Shall be replaced by the following language:

"Notwithstanding anything to the contrary in this Agreement and/or the appendices hereto, either party may early terminate the Lease Agreement upon six months’ prior written notice to the other party if a peremptory and final demand of an authority is lawfully issued, which effectively precludes the use of the Leased Premises for the Lease Purpose, provided that each party shall notify the other party of such demand. In such case, no party shall have any claim and/or demand against the other due to the shortening of the lease term, with the exception of the Lessee’s right to "eviction compensation" as defined below. The termination of the lease shall be made with respect to all parts of the Leased Premises as in effect at the time of the notice.

"Eviction compensation" – in the event the lease term is shortened in the circumstances described in this subsection above, and after the Lessor has taken every measure to prevent the Lessee from being evicted from the Leased Premises, the Lessee shall be entitled to compensation for its investment in any part of the Leased Premises, as defined in this Schedule, in accordance with the following calculation:

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The amount of its investment in the relevant part of the Leased Premises in accordance with "Approved Invoices," as defined below;

divided by:

The number of lease months in the lease term for the part of the Leased Premises in which the investment was made (including the lease term under the Original Agreement and including an additional lease term, to the extent exercised with respect to that part of the Leased Premises);

and multiplied by:

The number of unutilized lease months pertaining to such part of the Leased Premises (including the number of months in the additional lease term or the maximum lease term possible at the time, to the extent exercised).

The aggregate “eviction compensation” for all parts of the Leased Premises shall be paid to the Lessee on the actual vacation date and shall constitute full and final compensation for the damage incurred by the Lessee due to the shortening of the lease term, and the Lessee shall not have any claim and/or demand related to other and/or additional damages incurred by it as a result.

The amount of the Approved Invoices for all parts of the Leased Premises together shall not exceed an aggregate of NIS 8 million plus VAT (including if the actual investment exceeds such amount). Notwithstanding anything in this Agreement, such amount is final and shall not bear linkage differentials.

Only invoices paid by the Lessee in relation to the performance of work constituting permanent fixtures (such as flooring, cladding, paint, plumbing etc.) shall be accepted as “Approved Invoices” for purposes of the liquidated damages. In any case, they will not include expenses, to the extent incurred by the Lessee, for furniture, communication systems, security systems, architects and consultants, insurance and/or any expense in relation to additions or modifications not permanently affixed to the Leased Premises.

To avoid disputes between the parties, upon approval of future renovation plans by the Lessor and prior to the performance of the work, it shall be agreed with the Lessee in writing which work included in the renovation plan shall be included in the costs to be taken into account in calculating the liquidated damages.

The invoices shall be signed by the Lessee, and its signature shall be deemed to be official confirmation by the Lessee that the amount specified in the invoices has actually been paid and that the work subject of the invoices has been performed.

Invoices presented to the Lessor for the purpose of receiving a discount on the rent, as stated in this Agreement, in relation to each part of the Leased Premises, shall also be used to determine the liquidated damages. The first invoices submitted shall be taken into account first in calculating the compensation.

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For the purpose of calculating the eviction compensation, the invoice amount as it appeared on the actual invoice shall serve as the basis for the calculation and will not bear interest and/or linkage differentials.”

Section 8	The Lessor’s account shall be as provided by the Lessor as necessary.

Section 8.1	"Base Rent" - in relation to each part of the Leased Premises and for the first lease term in relation to each part of the Leased Premises shall be as specified in Section 1 of the Special Terms set forth at the end of this Schedule.

Section 10	Section 10 of the original Lease Agreement shall be replaced by the following:

“10. Delivery of Possession of Addition to Leased Area

10.1.	The Lessee hereby undertakes to appear at the Addition to the Leased Area on the relevant delivery date to receive possession thereof, to the extent the Lessor has made the addition to the Leased Area available to the Lessee. It is agreed that the Lessee shall be considered for all intents and purposes to have appeared at the Addition to the Leased Area on the relevant date of delivery of possession, and as of such date all the obligations and undertakings under this Agreement shall apply to the Lessee, including the obligation to pay rent for the Addition to the Leased Area.

10.2.	The Lessee undertakes to perform the following actions prior to delivery of possession (and on the dates specified):

10.2.1.	To provide the Lessor with the insurance certificates as specified in Section 19 below, updated to include the relevant area of the Addition to the Leased Premises.

10.2.2.	To provide the Lessor with the collateral as defined in Section 20 below and/or to update the collateral already in the Lessor’s possession with respect to the Addition to the relevant Leased Area.

10.2.3.	To pay the Lessor rent with respect to the Addition to the Leased Premises, all as stated in Section 8.3 above.

10.2.4.	To issue to the Lessor, upon execution of the Agreement, checks for payment of the additional rent for the relevant Addition to the Leased Area and/or authorization to debit an account as stated in Section 8 above.

10.3	Should the Lessee fail to meet any of the above conditions in a full and timely manner, it shall not be given possession of the Addition to the Leased Area and the delivery date for such space will be postponed to the date such actions are completed, all without derogating from any remedy and/or relief and/or right available to the Lessor and/or the management company and without derogating from the Lessee’s undertakings in connection with the commencement of the lease term. The Addition to the Leased Area shall be delivered to the Lessee on the delivery date in as-is condition, and the Lessor assumes no undertakings with respect to the condition therof. This is provided that such area shall be delivered to the Lessee in a good state of repair and free of any person or object, with all infrastructure intact, including electricity, water and so forth; and with entrance and exit doors to the Addition, elevators, restrooms, etc. in a good state of repair so as to enable the Lessee to make immediate use of the Addition in accordance with the Lease Purpose, as defined in this Schedule. It is agreed in this regard that the as-is condition of the Leased Premises shall be established as of the date of execution of this Agreement, subject to reasonable wear and tear and changes reasonably resulting from the vacation of the Leased Premises (such as the removal of permanent fixtures requiring drywall repair and paint). To the extent that this is not the case, the Lessor shall bring the Leased Premises to such condition on its own and at its expense.

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Upon delivery of possession, the Lessee shall sign a confirmation of receipt of possession of the Addition to the Leased Premises.

Section 20.1.1.	Section 20.1.1 of Original Agreement shall be replaced by the following language:

"The Lessee shall furnish the Lessor with a cash deposit in the amount equal to the rent and management fees for the Leased Premises with respect to 3 months' rent plus VAT.

The deposit amount shall be adjusted with respect to each of the Leased Areas upon the exercise of an additional lease term pertaining to any part of the Leased Premises and/or in the event the Original Leased Area is increased in accordance with this Schedule, and shall be furnished by the Lessee 30 days prior to the commencement of the additional lease term and/or 30 days prior to the commencement of the lease of the Addition to the Leased Area.

Without derogating from the foregoing, the deposit amount furnished to the Lessor in accordance with the original agreement (in the amount of NIS 670,802 plus VAT) as well as any addition to such deposit shall be used to secure the Lessee's undertakings hereunder for the lease term pertaining to all parts of the Leased Premises.

The granting of discounts on the rent, insofar as the Lessor is entitled to such in accordance with the provisions of Sections 1.1.2, 1.1.3 and 1.2.2 of this Schedule, shall not constitute grounds for adjusting the deposit amount to be furnished to the Lessor.

Upon furnishing the deposit amount, the Lessee shall receive a receipt and invoice from the Lessor for the deposit amount. Subject to compliance with all the terms of the Agreement, the deposit shall be returned to the Lessee after the end of the lease term for the relevant Leased Premises, linked to the index known at the date of deposit for the relevant [part of the] Leased Premises.

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For the avoidance of doubt, it is clarified that the furnishing of the deposit does not constitute payment of rent and/or management fees.

In the event the deposit and/or any part thereof is realized, following seven days’ written notice from the Lessor to the Lessee, the Lessee shall be required to complete the amount foreclosed within 7 days of such foreclosure."

Section 24.3	The words "subject to the provisions of Section 11.4 of the Renovation Agreement" shall be deleted.

Section 25.1	Shall be repealed and replaced by:

"The original agreement (including all appendices with the exception of Appendices A and B thereto, which have been cancelled, and with the exception of the renovation agreements that have been cancelled) and Schedule A to the Agreement (including appendices) constitute and comprise the entire relationship and rights and obligations of the Lessor and/or the management company and the Lessee. The execution of Schedule A to the Agreement, which together with the original agreement constitutes the entire agreement between the parties, cancels any contract and/or memorandum and/or agreement and/or statement and/or representation and/or promise and/or publication and/or previous drafts of Schedule A hereto which were given, orally or in writing, by the Lessor and/or the management company and/or on their behalf, and neither the Lessor and/or the management company shall be held liable for any of these."

Renovation Agreement

The renovation agreement dated January 17, 2017; "Agreements Regarding Investments" dated January 11, 2018 (the date January 11, 2017 was accidentally written); as well as “Agreements Regarding Renovation Dates" dated March 25, 2018, which were signed by the parties and whose implementation date has passed – shall be rescinded - and the provisions thereof will no longer bind the parties.

System maintenance agreements

“Agreements Regarding System Maintenance" signed by the parties on January 9, 2017 shall continue to apply between the parties in relation to the Original Premises and/or Addition A (including A1) to the Original Premises. Management services shall be provided with respect to Addition B to the Leased Area as customary for other leased premises in the Building, and in any case no more than the services agreed in relation to the space in Building A.

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Section 6.1 of the Management Agreement:

Management Fees -

A total of NIS 13 per month for each square meter of the Original Leased Area, including any additions thereto [a total of NIS 53,817 for the Original Leased Area (excluding storage rooms); a total of NIS 37,329 for Addition A, to the extent it is leased in its entirety; a total of [NIS] 17,432 for Addition B].

The aforementioned amount shall be linked to the Base Index and lawful VAT shall be added thereon.

The management fees during the additional lease term (in relation to each part of the Leased Premises) shall be the same rate as was in effect in the last month of the preceding lease term (including linkage differentials) plus 5%.

Section 6.3.1 of the management agreement:	The management company’s account shall be as provided by the Lessor as necessary.

Section 3 of Appendix D:	The following words shall be added to the beginning of the section: "Subject to the provisions of the Lease Agreement."

An additional paragraph shall be added as follows: "Notwithstanding the foregoing, to the extent the Lessee exercises the option to lease Area A of the Addition to the Original Premises in accordance with the provisions of this Schedule, the Lessee shall be given the option to install a sign(s) on the roof or facade of the Project bearing the Lessee's company logo, as it so determines, and the Lessor may only withhold consent on reasonable and justified grounds that shall be provided in writing. The sign shall be installed in accordance with the provisions of the agreement regarding work and installation of signs; the Lessor’s instructions for affixing the sign to the Building under engineer supervision and approval; and the Lessor’s prior approval of the sign simulation, including with respect to the size and location of the sign.

It is clarified to the Lessee in this regard that no crane may be brought on to the open parking lot of the complex and that the installation of the sign, to the extent it faces the front of Giborei Israel Street, will be carried out using a crane from Arieh Regev Street.

Section 2.6 of Appendix E:	The word “more” shall be deleted.

Section 2.8 of Appendix E:	The words "defect and/or deficiency that is discovered in the work” will be followed by “that are performed by it and/or a party on its behalf.”

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Section 2.10 of Appendix E:

Shall be cancelled and replaced by: "Renovations made in Area A1, to the extent it is leased by the Lessee prior to the termination of the Cypress Agreement, shall be performed in cooperation with Cypress while employing reasonable measures under the circumstances to minimize nuisance and disruption to Cypress’ operations.

Section 3.1 of Appendix E:	The following language shall be added at the end of the section: "Provided that the delay in completing the work is not due to a reason solely in the Lessor’s control."

A time schedule for completion of the renovation work on the Leased Premises shall be determined in coordination with the Lessee and Lessor. The Lessee undertakes to complete the renovation work on the Leased Premises by the date scheduled for completion, such that the Leased Premises is fully ready for its purpose as of such date.

Section 3.3 of Appendix E:	The words "7 days” shall be replaced by “30 days.”

Section 4.2 of Appendix E:

The following language shall be added at the end of the section: "Subject ~~to Section 9 of the Renovation Agreement (in relation to the type of work that is prohibited)~~* [to the fact] that no work will be carried out that affects the Building structure and/or facades and/or envelope and/or infrastructure and/or the Project and/or any other work that requires a building permit by law (prohibited works), the Lessor undertakes to assist the Lessee with anything necessary for complying with the requirements of the competent authorities, including signing any document and/or approval required for such purpose, provided that it does not impose any obligations and/or payments on the Lessor and/or prejudices any rights of the Lessor, and provided that the Lessor shall not have any responsibility or obligation towards the authorities in connection with compliance with the authorities’ requirements."

* Since the Renovation Agreement was canceled, its provision was inserted herein.

Section 7.3 of Appendix E:	The words, “the Lessee may install” shall replace the words, “the Lessee shall install.”

Section 10.3 of Appendix E:	The following language shall be added at the end of the section: "Provided that the Lessor has done all that is necessary to immediately repair the aforementioned malfunction."

Section 11.1 of Appendix E:	The electricity supply to the Leased Premises will be at the same lighting and power output as currently provided to the Leased Premises.

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Appendix H:	Canceled.

Section E of Appendix J:	The words "the Lessor may" shall be replaced with "each party may.” The words "by prior notice" shall be followed by "and in writing to the other party."

Section F of Appendix J:	Cancelled and replaced with the provisions of Appendix N below.

Section 3.1.2 of Appendix K:

The provisions of this section shall be replaced with the following: "The Lessee may file a demand and/or claim against the Israel Electric Corporation for non-supply and/or interruptions in electricity supply. The Lessee’s aforementioned right does not detract from its obligation to pay the electricity bill in a full and timely manner. The Lessee undertakes to indemnify the Lessor for any expense and damage incurred by it as a result of a claim for non-supply and/or disrupted supply of electricity that is filed against the Electric Corporation by an authorized party on behalf of the Lessee.”

Section 4.3 of Appendix K:

The words "and may refuse or consent to the request, subject to its professional discretion regarding the technical feasibility of such an expansion, and taking into account the needs of the Project at the time of the request and/or its future needs" shall be replaced with: “And may withhold consent to the Lessee’s request on reasonable grounds only, which shall be presented to the Lessee in writing within 14 days of such request."

Section 4.5 of Appendix K:	The words "within 7 days of the Lessor’s demand" shall be replaced with: "Within 14 days of receiving the Lessor’s demand."

Section 5.2 of Appendix K:	The words: "The engineer may demand" shall be followed by the words: "in writing."

The words "within 10 days" shall be replaced with: "within 16 days."

Section 5.3 of Appendix K:	The following language shall be added at the end: "Provided that it has been given a reasonable opportunity to defend against any demand, dispute and/or claim."

Section 6.1 of Appendix K:	The following shall be added at the beginning of the section: "Upon prior coordination."

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The words "at any reasonable time" shall be deleted.

The words "electricity to the Leased Premises" shall be followed by: "provided that the aforementioned actions shall be carried out while minimizing the disruption to the Lessee as much as possible."

Section 6.2 of Appendix K:

The words "provided that the length of time of the power disruption to the Leased Premises is reasonable, given the type of work in the Leased Premises" shall be replaced with: "provided that it is done, as far as possible, after normal work hours on the Leased Premises."

The words "the Lessor shall, as far as possible, coordinate the power supply disruptions from the sources referred to above with the Lessee" shall be replaced with: "To the extent possible, the Lessor shall notify the Lessee 14 days in advance of the power disruptions from the sources referred to above."

Section 7.1 of Appendix K:	The following language shall be added at the end of the section: "Provided that such device, accessory and/or other equipment are permanent fixtures."

Section 8.1.1 of Appendix K:	The words "the Lessor shall make an effort" shall be replaced with: "The Lessor shall make every effort."

Section 9 of Appendix K:	The words "shall be within the Leased Area" shall be followed by: "within components installed by the Lessee."

The words "exclusively by means of professionals so instructed by the Lessor and/or by means of qualified professionals who have been approved by the Lessor in advance and in writing" shall be replaced with: "Exclusively by means of qualified and experienced professionals."

Special Terms

Except as provided below, no modifications shall be made to the main agreement and the appendices thereto:

1. “Base Rent” -

The Base Rent for the Original Premises (without storerooms) and Area A1 (if leased until March 1, 2023) (as defined above):

1.1.1.	A total of NIS 53 per gross square meter of the Building space, linked to the original base index, and a total of NIS 219,406 per month (and NIS 658,217 per quarter), linked to the original base index, for the original leased area (without storage rooms);

[For the original space according to the following calculation: 1,253 square meters X 3 floors + 27 square meters in the lobby + 156.6 square meters of lobby space (60% of the lobby space less the room in the lobby) X 1.05 (gross expense loading of 5%) = 4,139.73 square meters X NIS 53 per square meter = NIS 219,406 per month plus linkage to the original base index plus statutory VAT].

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1.1.2.	Discount for past renovation of Original Premises

To the extent that the Lessee presents the Lessor with invoices in the amount of NIS 3.5 million (at least, not including VAT) in respect of renovation costs, as defined above, incurred by the Lessee prior to signing Schedule A to the Original Agreement with respect to the Original Premises and subject to the approval of the Lessor’s representative that the work was indeed performed on the Original Premises, the base rent for the Original Leased Premises shall be reduced by NIS 21,270 per month (NIS 63,810 per quarter) for the Original Premises.

[A total of NIS 5.138 per month per square meter multiplied by 4,139.73 (the Original Leased Area)] (hereinafter, the "Discount for the Base Leased Premises for Past Renovation"). The discount amount shall be linked to the base index.

A condition for the Lessee's eligibility to the Discount for the Base Leased Premises for Past Renovation is that an additional lease term has been exercised with respect to the Original Premises and/or an additional level of the Original Premises has been renovated (at least one level at a total cost of no less than NIS 2.5 million plus VAT) (hereinafter, the "Condition").

To the extent that the Lessee is given a past renovation discount for the Original Premises and the Condition is not met, the Lessee shall pay the Lessor, on June 1, 2022,* the amounts of the Discount for the Base Leased Premises for Past Renovation, as defined above, for which the Lessee was actually credited, linked to the index as of the date on which they would have been payable to the Lessor if not for the discount until the date of actual payment to the Lessor.

[* The Lessee may provide notice that it does not intend to exercise the additional lease term for the Original Premises until June 1, 2022; a “qualifying” renovation to an additional level of the Original Premises is possible until March 2, 2022.]

To the extent that the Lessee has leased Area A1 on the terms set forth above, the discount will also apply to Area A1.

1.1.3.	Discount on future renovation of Original Premises

The Lessee may, during the course of the lease term, renovate the additional levels (2 levels) of the Original Premises which, as of the date of execution of this Schedule, have not yet been renovated. To the extent that an additional level(s) of the Original Premises is renovated in an amount that is not less than NIS 2.5 million (per level) and subject to the renovation being completed no later than February 28, 2022 and confirmation by the Lessor’s representative that the renovation was actually performed, the Lessee shall be entitled to an additional discount on the rent for the Original Premises, with respect to each level that is renovated (i.e. if two levels are renovated, the Lessee shall be entitled to a discount for each level), in the amount of NIS 15,193 per month (NIS 45,578 per quarter) for the Original Premises, linked to the index known on the Eligibility Date, as defined below.

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[A total of NIS 3.67 per month per square meter of the Original Premises multiplied by 4,139.73 (the area of the Original Premises)] (hereinafter, the “Future Renovation Discount Per Level").

Renovations on the lobby of the Leased Premises and/or A1 areas, to the extent performed, shall not be included within the aforementioned NIS 2.5 million. Nevertheless, to the extent that the Lessee has leased Area A1 on the terms stated above, the discount shall also apply to Area A1.

1.1.4.	Notwithstanding the foregoing, any discount pertaining to the Original Premises shall be given for the period beginning on the first of the month following the date of presentation of the invoices and/or the month following the date of completion of the relevant renovation work, whichever is later ("Eligibility Date"). Such discount shall apply as long as the Original Premises are leased (i.e. including during the option period, to the extent it is exercised and subject to an increase in the rent during such period, which shall be calculated on the basis of the rent amount after the discount).

1.1.5.	The discount amounts are linked to the index known at on the Eligibility Date (and not to the base index).

1.1.6.	Notwithstanding the foregoing, the monthly rent for the Original Premises after discount/s shall under no circumstances be less than a total of NIS 173,869 per month, linked to the original base index [reflecting a total of 42 NIS/sq.m. for the basic Leased Premises, linked to the original base index]. To the extent that Area A1 has been leased, such restriction shall also apply to Area A1.

1.2.	The base rent for Addition A or B to the Leased Area (as defined below/above):

1.2.1.	A total of NIS 50 per gross sq.m. of the area of the Addition to the Original Leased Premises, linked to the base index.

[A total of NIS 143,572 per month with respect to Addition A to the Leased Area 2,871.44 sq.m. – insofar as it is leased in its entirety and in accordance with the quarter, a total of NIS 430,716 - linked to the base index; a total of NIS 67,045 per month with respect to Addition B to the Original Premises, insofar as it is leased in its entirety and in accordance with the quarter, a total of NIS 201,135 - linked to the base index);

1.2.2.	Discount for renovation on Addition A or B to Leased Area

The Lessee may, during the lease term, renovate levels(s) of Addition A to the Original Premises and/or Addition B to the Original Premises, to the extent they are leased. To the extent that such a renovation is performed, the Lessee shall be entitled to a discount on the rent for the addition to the Leased Premises on which the renovation was carried out (Addition A or B, respectively) of NIS 3 per sq.m. of the addition to the Leased Premises; i.e.:

A maximum of NIS 8,614 per month (NIS 25,843 per quarter) for Addition A to the Leased Premises (insofar as it is fully leased) and a maximum of NIS 4,023 per month (NIS 12,068 per quarter) for Addition B to the Leased Premises).

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(Hereinafter, the "Discount for Renovation on Addition A or B").

The discount amounts are linked to the index known on the Eligibility Date (and not to the base index).

Any discount on an addition to the Original Premises shall be given for the period commencing on the first of the month following the date of presentation of the invoices and/or the month following the date of completion of the relevant renovation work, whichever is later ("Eligibility Date"), and shall apply as long as the relevant addition to the Original Premises is leased (i.e. including during the option period, to the extent exercised, and subject to an increase in the rent during such period, which will be calculated on the basis of the rent after the discount).

The additional Area A to the Original Premises shall only be discounted once (including if both levels of the addition are renovated). Area A1, to the extent it is not leased by March 1, 2023, shall be deemed part of Addition A to the Leased Premises as well.

1.3.	Base rent for Storage Rooms (as defined above):

1.3.1.	A total of NIS 670 per month for Storage Room A, as defined above. The management fees and electricity payments for Storage Room A are included in the aforementioned amount.

1.3.2.	A total of NIS 670 per month for Storage Room B, as defined below. The management fees and electricity payment for Storage Room B are included in the aforementioned amount.

The above amounts shall be linked to the original base index and lawful VAT shall be added thereon.

The Lessor’s representative’s position regarding the renovation invoices that were presented shall be given within 14 days of presentation of the invoices.

2.	Parking

2.1.	During the Lease Term and the Additional Lease Term, to the extent exercised, the Lessee shall be entitled to lease from the Lessor parking spaces on level -2 in the Building, in accordance with the parking spaces and against payment of the parking fees specified hereinbelow (hereinafter, the “Parking Area”):

2.2.	The Parking Area made available to the Lessee and/or a party on behalf of the Lessee shall not form part of the Leased Premises and the Lessee shall be authorized to use it only.

2.3.	Parking fees

2.3.1.	For the first 120 parking spaces, the Lessee shall pay parking fees in the amount of NIS 250 per month per parking space;

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2.3.2.	For 120 additional parking spaces (for parking spaces 121 to 240), the Lessee shall pay parking fees in the amount of NIS 275 per month per parking space;

2.3.3.	For 120 additional parking spaces (for parking spaces 241 to 360), the Lessee shall pay parking fees in the amount of NIS 300 per month per parking space;

2.3.4.	For each additional parking space beyond 360 parking spaces, the Lessee shall pay parking fees at the rate that is customary at the time for the Project for office building lessees, less a 15% discount.

The aforementioned amounts shall be linked to the original base index and lawful VAT shall be added thereon.

2.4.	The parking fees shall be paid once per quarter in advance together with the rent. The Lessee undertakes, in any event, to lease from the Lessor at least 200 parking spaces at any given time.

2.5.	Use of the parking areas is in accordance with Appendix I of the Original Agreement.

2.6.	The lease of additional parking spaces (beyond 200 parking spaces) shall be on an as-available basis and at the rates detailed in this Section above.

2.7.	On weekends (Friday and Saturday) and Jewish holidays (holiday eves, but not including the Chol Hamoed intermediate festival days), the Lessor and/or the management company shall be entitled to permit all visitors to the Project to park in the Parking Area, in which case employees of the Lessee may park their cars for no fee in the level -2 parking lot of the Building, without any predefined parking space.

3.	Options for Additions to the Original Premises

3.1.	The Lessee is hereby granted options to lease, in addition to the Original Premises, Addition A to the Original Premises and/or Addition B to the Original Premises, as defined above, on the terms of the lease specified above and in the original lease agreement (hereinafter, "Option for Addition to Original Premises"), and the following provisions shall apply in this regard:

3.1.1.	Exercise of Addition A to the Original Premises - the Lessee may exercise the Option for Addition to the main Leased Premises in relation to Area A by giving written notice to the Lessor of its desire to exercise the option in relation to the relevant space, no later than June 1, 2022 (hereinafter, the “Notice of Exercise of Area A”).

Exercise of Addition B to the Original Premises - the Lessee may exercise the Option for Addition to Original Premises in relation to Area B by written notice to the Lessor of its desire to exercise the option in relation to Area B, no later than August 1, 2020 (hereinafter, the “Notice of Exercise of Area B”).

To the extent a Notice of Exercise of Addition A or Addition B has been given, the area with respect to which the exercise notice was given shall be added to the Leased Premises in accordance with the terms of the Original Agreement and this Schedule for all intents and purposes, for a lease term commencing on the vacating date of the relevant addition by Cypress and/or Henkel, respectively, and ending with the termination of the lease term provided in this Schedule. The monthly rent and management fees owed by the Lessee from the commencement of the lease in relation to such area shall be adjusted, as shall the collateral amounts in the Lessor’s possession, up to 30 days prior to delivery of possession of the relevant area to the Lessee. The Lessor hereby undertakes to take all necessary action to ensure that Cypress and/or Henkel and/or any other party in possession of such areas vacates them in accordance with the dates provided herein, in a manner that will enable implementation of all the provisions of this Schedule.

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The Lessor may offer the Lessee to accelerate the date of lease of the additions and/or any one of them. Such offer shall not bind the Lessee and shall be subject to its consent, and the Lessee may refuse on any grounds whatsoever.

3.1.2.	If Area A1 of the Leased Premises is leased to the Lessor prior to March 1, 2023, in consultation with Cypress and in accordance with the provisions of this Schedule, the Option for Addition A to the Original Premises granted to the Lessee shall apply, upon the termination of Cypress’s lease, to the remainder of Area A, accordingly.

3.1.3.	It is explicitly clarified, and the Lessee agrees in advance, that if the option is exercised, the Lessee shall receive the additional space in its then-current condition as agreed above.

4.	Use of the floor protected spaces included in the Leased Premises (an example floor plan with the floor protected space marked is attached hereto as Appendix D) is in accordance with the provisions of Appendix N, which shall be in addition to the provisions of the Original Agreement and binding on the parties. Upon execution of this Schedule, the Lessee shall sign a letter addressed to the Home Front Command.

5.	Notwithstanding the provisions of the Lease Agreement and/or the appendices thereto, the rent, management fees and parking fees shall be paid on a quarterly basis. The rent, management fees and parking fees for each quarter in relation to each part of the Leased Premises shall be paid by the Lessee to the Lessor in advance, plus VAT, on the first day of each calendar quarter; i.e. on the first of each month of January (for the months January to March of each lease year in the first lease term); April (for the months April to June in each lease year in the first lease term); July (for the months July to September in each lease year in the first lease term); and October (for the months of October to December in each lease year in the first lease term).

If a lease term has commenced and/or ended for a partial quarter, the first and last payment shall be paid in advance for the partial quarter (for example, if the lease term begins on February 1, rent up to March 1 shall be paid in advance; if a lease term ends on May 15, the last payment for April and half of May of such year shall be paid).

If the payment day is not a business day (Saturday, a holiday and so forth), the payment shall be postponed to the first subsequent business day.

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6.	Alternate Lessee

The Lessee may shorten the lease term, provided that the following cumulative conditions are satisfied:

6.1.	The Lessee provides the Lessor with written notice at least 3 (three) months in advance of its desire to shorten the lease term.

The Lessee finds an alternate lessee to lease the Leased Premises in its entirety for the Lease Purpose under this Agreement.

6.2.	The Lessor provides prior written approval of the alternate lease and the identity of the alternate lessee.

6.3.	When transferring the rights to the alternate lessee, the Lessee has no obligation to the Lessor which has become due.

6.4.	The Lessee shall sign a lease termination agreement in the form that is customary for the Lessor, and the alternate lessee shall enter into a lease agreement (including all appendices) with the Lessor, on the same terms as this Agreement, for the lease term remaining for the Lessee, and shall furnish the Lessor with all the securities required under this Agreement.

6.5.	The Lessor shall be entitled to demand additional reasonable securities/guarantees from the alternate lessee, in good faith and at its discretion.

6.6.	The Lessor shall not incur any expenses from the lease to the alternate lessee and/or from its contractual engagement therewith, with the exception of expenses pertaining to negotiations and the drafting of an agreement to be executed with the alternate lessee.

6.7.	The provisions of this Section (which grant a right to transfer the lease) shall not apply to the alternate lessee. In addition, it shall not have any right to early terminate and/or shorten the lease term, unless agreed otherwise with the alternate lessee.

7.	Sublease

Notwithstanding any other provision of the Lease Agreement, the Lessee may lease part of the Leased Premises and part of the parking spaces in its possession to a sublessee, provided that all the following conditions are satisfied:

7.1.	The sublease shall be limited to 6 sublessees only.

7.2.	The Lessor approves the sublease and the identity of the sublessee in advance and in writing.

7.3.	The sublessee leases the subleased area for the Lease Purpose under this Agreement, and the sublessee’s payments to the Lessee in connection with the sublease shall not exceed the rent hereunder.

7.4.	The Lease Agreement and all the Lessee’s undertakings thereunder, including the undertaking to bear all the rent and management payments and any other payment provided in the Lease Agreement, shall continue to apply with respect to the entire Leased Premises including after the Lessor’s approval of the sublease is given.

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7.5.	All the terms of the Lease Agreement, except if explicitly amended in this Appendix, shall apply to the Lessee and the sublessee for the entire duration of the lease term/s.

7.6.	The Lessee and the sublessee shall sign an undertaking in the form attached to the Original Agreement as Appendix M.

7.7.	The Lessee and the sublessee shall be jointly and severally responsible for the fulfillment of all the sublessee’s undertakings as provided in Appendix M. It is clarified that any breach of the sublessee’s undertakings in Appendix M shall grant the Lessor all the remedies and/or rights available to it against the Lessee under this Agreement and/or law. Without derogating from the foregoing, it is clarified that in the event of any such breach, the Lessor may claim relief from the Lessee and/or the sublessee, at its discretion.

7.8.	With regard to subleases in relation to parking spaces, such right shall be limited to only 50 parking spaces, and the Lessor may notify the Lessee that instead of approving subleases of the parking spaces, the Lessee will be released from its obligation to rent them and possession thereof shall be returned to the Lessor (against a corresponding reduction of the parking fees payable by the Lessee).

(-)	(-) Outbrain Ltd. Company No. 513871301
Lessor	Lessee
By Messrs.	By Messrs.

If the Lessee is a corporation:

I, the undersigned, _____________, Adv., hereby certify that the Lessee is an active and existent company and that it has adopted all the resolutions necessary to enter into this agreement under its incorporation documents, and the above signatures are the signatures of ___________________, who are authorized to bind the Lessee by their signature. _________________

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Appendix N

In this appendix, "Leased Premises" means - the Leased Premises and/or part of the Leased Premises which is a protected space.

The Lessee undertakes to the Lessor as follows:

1.	The Leased Premises will not be used as a restroom, kitchen, bathroom or storage room.

2.	The equipment to be brought into the Leased Premises shall occupy up to 20% of the area of the shelter. The equipment will not be permanently affixed and shall be removable within 4 hours of the time a state of emergency is declared.

3.	No flammable, toxic and dangerous substances will be stored in the Leased Premises.

4.	No physical change will be made to the Leased Premises.

5.	The Lessee is aware that the Home Front Command may order that the Leased Premises may not be used for the Lease Purpose. In such instance, the lease (in relation to the Leased Premises) shall be terminated immediately upon demand by the Home Front Command, without it being considered a breach of the lease by any of the parties.

6.	It is forbidden to damage the Leased Premises or the protective components therein (walls, protected door, escape openings, etc.) for the purpose of rendering it fit for dual purposes.

7.	The Lessee shall not block the escape openings and/or ladders installed in the Leased Premises.

8.	The Lessee shall make the Leased Premises available for use by the general public in times of emergency and will leave them open and accessible as long as the state of emergency continues.

9.	The Lessee shall sign an undertaking for dual-purpose use of the Leased Premises in the form below, and it give its consent to the Lessor to transmit such undertaking to any competent authority that requires it.

Undertaking for Dual-Purpose Use of Shelter

Date: ________________

Attention: ____________

Engineer _____________

________District Engineer for the Home Front Command

____________Local Authority Engineer

Re: Request for dual-purpose use of shelter – undertaking

1.	I request permission to use the shelter or protected space at 4 Arieh Regev Street, 4th floor, for the purpose of ______________.

2.	For the purpose of your approval for dual-use use of the shelter, I undertake that:

a.	The shelter will not be used as a toilet, kitchen, bathroom, storage room, etc.

b.	Equipment occupying more than 20% of the area will not be stored in the shelter. The equipment will not be permanently affixed and is removable within four hours of "standby" status being declared.

c.	No flammable, toxic and dangerous substances will be stored in the shelter.

d.	No change will be made to the shelter without the approval of a competent authority – hereinafter, the District Engineer.

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3.	I am aware that the competent authority or local authority may cancel a directive pertaining to the use and maintenance of shelters. This permit is at any time and I will be required to restore the shelter to its original condition within 30 days of the revocation of this permit.

Sincerely,

Name:	Company No.: Outbrain Israel Ltd.
Company No. 513871301

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Appendix B1

[drawing]

28

Appendix B2

[drawing]

29

Appendix B3

[drawing]

30

B2

[drawing]

31

B3

[drawing]

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Schedule B to Unprotected Lease Agreement

Entered into as of May 11, 2020

By and between	Cash and Carry Food Services Ltd.
Private Company No. 51-167745-2
Located at 4 Arieh Regev St., POB 8147, Netanya
Tel: 03-6085777; Fax: 03-6085711
(Hereinafter, the "Lessor")

Of the first part;

And	Outbrain Israel Ltd.
Private Company No. 51-387130-1
Located at 6 Arieh Regev St., POB 8385, Netanya
Email:
(Hereinafter, the "Lessee")
Of the second part;

WHEREAS, the Lessee has leased premises in Netanya, as described in the original agreement, from the Lessor under the terms of a lease agreement and renovation agreement dated January 17, 2017 (the “Original Agreement"), which also includes the right to use parking spaces; and whereas the parties have since executed agreements modifying the terms of the Original Agreement, with the last modification being signed in March 2020 (hereinafter collectively, the “Agreement”); and

WHEREAS, Emergency Regulations (Limits on the Number of Workers in the Workplace for Reducing the Spread of the Novel Coronavirus), 2020, have been enacted, limiting the number of workers in the workplace at the same time in light of the corona pandemic, which regulations have been updated from time to time (hereinafter, the “Regulations”); and

WHEREAS, on April 19, 2020, Amendment No. 4 to the Regulations came into force which allowed employers, inter alia in the office field, to allow workers in the workplace at the same time beyond the maximum number of employees allowed in the Regulations if the employer meets the requirements specified in the Amendment (“Purple Badge”); and

WHEREAS, the Lessee has requested the Lessor to agree, in view of the restrictions provided in the Regulations, to reduce the charge for the parking spaces made available for its use as well as the management fees and rent it is required to pay under the Agreement; and

WHEREAS, the Lessor has, beyond what is necessary, determined to accede to some of the Lessee’s requests - and these exclusively - subject to the conditions set forth in this Schedule to the Agreement; and

WHEREAS, the parties wish to set forth their agreements in writing and on the terms set forth in this Schedule to the Agreement, as follows below;

NOW, THEREFORE, the parties stipulate and agree as follows:

1.	The preamble hereto constitutes an integral part hereof, and this Schedule to the Agreement constitutes an integral part of the Agreement. However, in the event of a contradiction between the Lease Agreement and this Schedule, the provisions of this Schedule shall prevail.

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2.	The provisions of this Schedule are intended to amend and modify the Agreement exclusively with respect to the provisions explicitly amended herein. Amended provisions shall prevail over the provisions of the Agreement, notwithstanding the provisions thereof. All other provisions of the Agreement (and the appendices thereto) shall remain in effect.

3.	PERIOD OF RELAXATION

3.1.	The relaxation in the Lessee’s charges under the Agreement as set forth hereinbelow, with respect to the management fees, shall be effective retroactively with respect to the March and April 2020 invoices.

3.2.	The relaxation in the Lessee’s charges under the Agreement, as set forth hereinbelow, with respect to the parking fees, shall be in effect retroactively with respect to the April 2020 invoice as well as for May and June 2020.

3.3.	In future circumstances in which future amendments of the Regulations take effect and/or similar and/or other legislative provisions are enacted which limit the number of workers in workplaces of the type operated by the Lessee to 30% or less of the work force at the same time due to a pandemic (hereinafter, “Future Provisions”); and provided that the Future Provisions, as defined above, shall apply for 7 days or more in a calendar month which are not statutory Jewish holidays and/or days of rest, the Lessee shall be entitled to an additional period of relaxation (for both the management fee and the parking fee, and this relaxation only) as of the effective date of the Future Provisions and until they are repealed/modified, such as will enable more than 30% of the work force to work at the same time, including in circumstances in which it is recommended to work from home as far as possible (hereinafter, the "Additional Period of Relaxation").

3.4.	During any time that is not a Period of Relaxation and/or Additional Period of Relaxation, the relaxations as specified in Section 4 hereinbelow shall be canceled, and the Lessee shall be charged in full in accordance with the Agreement. At the same time, the parking spaces in use by it at the time of execution of this Schedule shall be available to it.

4.	RELAXATIONS

4.1.	During the Period of Relaxation only, the Lessee shall be entitled to the following relaxations in its charges under the Agreement:

4.1.1.	Relaxation in Management Fees

The management fees payable in March 2020 shall amount to 75% of the management fees under the Agreement (50% of the management fee for half of March 2020) and the management fees for April 2020 shall be 50% of the management fees under the Agreement.

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4.1.2.	Relaxation in Parking Fees

4.1.2.1.	In April 2020, the Lessee will not be charged for all the parking spaces available to it in the parking system records (hereinafter, “Parking Spaces").

4.1.2.2.	In May 2020 the Lessee will not be charged for 50% of the Parking Spaces.

4.1.2.3.	In June 2020 the Lessee will not be charged for 25% of the Parking Spaces.

4.1.2.4.	[The charge for] the Parking Spaces shall be credited in accordance with the agreed tariffs, starting from the lower tariff (in accordance with the number of parking spaces in each tariff).

4.2.	With respect to the Additional Period of Relaxation only (if at all):

4.2.1.	Management fees – shall amount to 50% of the management fees under the Agreement for the Additional Period of Relaxation.

4.2.2.	Parking fees - the Lessee may provide notice that it is relinquishing (all or part of) the Parking Spaces available to it and these shall be removed from the list of the Lessee’s subscriptions in the parking system records; the Lessee will not be charged therefor and they will not be used. The credit for the Parking Spaces shall be based on the agreed tariffs, starting from the lower tariff (in accordance with the number of parking spaces in each tariff).

The Lessee’s written notice (including via email) regarding the parking subscriptions it wishes to cancel during the Additional Period of Relaxation (hereinafter, the “Notice”) shall be given within 2 business days of the effective date of the Future Provisions. The Lessee may update such Notice once a month (and no later than the 21st day of each month) during the Additional Period of Relaxation for the subsequent calendar month.

In the event the Notice is not issued and/or not issued in a timely manner, the Lessee shall be charged for the full Parking Spaces pursuant to the Agreement.

5.	Conditions for Lessee’s Right to relaxation

The conditions for the Lessor's consent to grant relaxation during the Period of Relaxation and/or the Additional Period of Relaxation are as follows:

5.1.	The Lessee pays its entire debt for the rent and management fees (less the relaxation) for the months of March, April and May 2020 within 3 business days of the execution of this Agreement.

5.2.	The Lessee deposits the amounts to complete the collateral as required under the Agreement within 7 days of the execution of this Schedule.

5.3.	The Lessee complies with all of its obligations under the Agreement, including advance quarterly payment of the rent, management fees and parking fees. To the extent that there is a change in the charges pursuant to this Schedule, an appropriate credit shall be made.

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5.4.	The Lessee provides notice, by June 1, 2020, whether it will exercise the option with respect to Addition B to the Original Leased Premises, as defined in the Special Terms Appendix to Schedule A of the Lease Agreement signed in March 2020.

5.5.	The Lessee has no additional request and/or claim and/or demand with respect to relaxation in its charges under the Lease Agreement due to a pandemic, whether in relation to the period up to the date of conclusion of this Agreement or to a future period.

5.6.	Non-compliance with any of the conditions set forth in this Section shall result in the retroactive revocation of the Lessee's right to relaxation.

6.	Except as explicitly agreed upon in this Schedule, there shall be no further modifications and the provisions of the Lease Agreement shall apply in full to the relationship between the parties.

IN WITNESS WHEREOF the parties hereto have affixed their signatures at the time and place specified above:

(-)	(-) Ori Lahav
Lessor	Lessee

By Messrs.	By Messrs. Ori Lahav

I, the undersigned, _________Adv., hereby certify that the Lessee [translator’s note: should be Lessor] is an active and existent company and that it has adopted all the resolutions necessary to enter into this agreement under its incorporation documents, and the above signatures are the signatures of ____________, who are authorized to bind the Lessee [translator’s note: should be Lessor] by their signature.

I, the undersigned, Adv. Nir Cohen, hereby certify that the Lessee is an active and existent company and that it has adopted all the resolutions necessary to enter into this agreement under its incorporation documents, and the above signatures are the signatures of Ori Lahav, who is authorized to bind the Lessee by his signature.

(-) Nir Cohen

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